Exhibit 10.6.21
DECIMA RESEARCH INC.
LEASE FROM
160 ELGIN LEASEHOLDS INC.
FOR PREMISES AT
160 ELGIN STREET, SUITES 100, 110,
1800, 1801 AND 1802, OTTAWA, ONTARIO
Gowling Lafleur Henderson LLP
Barristers & Solicitors
Suite 2600, 160 Elgin Street
Ottawa, Ontario
K1P 1C3
(Laurie J. Sanderson / File No. 02-361015)

TABLE OF CONTENTS
Page

AGREEMENT OF NET LEASE FOR OFFICE PREMISES made as of the 19th day of January, 2006.

BETWEEN:	160 ELGIN LEASEHOLDS INC. (the “Landlord”), a corporation duly incorporated under the laws of Canada, and having a place of business at Suite 500, 3625 Dufferin Street in the City of Toronto, Province of Ontario,

AND:	DECIMA RESEARCH INC. (the “Tenant”), a company duly incorporated under the Laws of Ontario, having a place of business at 160 Elgin, Suite 1800, in the City of Ottawa, Province of Ontario.
In consideration of the rents and agreements hereinafter contained, the parties agree to lease the Premises on the following terms:

		LEASE
	ARTICLE 1: SUMMARY PROVISIONS	SECTIONS
1.1	Premises: That certain office space currently identified as “Suite 1800,” “Suite 1801” and “Suite 1802” containing 19,209.4 square feet of Gross Rentable Area (the “18th Floor Premises”) and that part of the ground floor of the building designated as “Suite 100” and “Suite 110” containing 7,429 square feet of Gross Rentable Area (“Ground Floor Premises”) in the building known as “160 Elgin,” located in the City of Ottawa, Province of Ontario (the 18th Floor Premises and the Ground Floor Premises collectively called the “Premises”). The Premises are shown in that approximate location outlined in heavy black on Schedule “A” and “A-1.”	3.1

1.2	Term: Ten (10) years.	3.1

1.3	Commencement Date: March 1, 2006

1.4	Expiry Date: February 28, 2016

1.5	Minimum Rent: means an amount per square foot per annum of the
	Gross Rentable Area of the Premises, as follows:	4.1

(i)	18th Floor Premises:

	(a)	for the period commencing
March 1, 2006 until February 28, 2011: $19.50 per sq. ft.:
AND
	(b)	for the period commencing
March 1, 2011 until February 28, 2016:$20.50 per sq. ft.:

(ii)	Ground Floor Premises

	(a)	for the period commencing
March 1, 2006 until February 28, 2016:$17.00 per sq. ft.:

1.6	Proportionate Share of Operating Expenses: 2.7% subject to adjustment once verified in accordance with this Lease.	4.1, 6.1

LEASE
	ARTICLE 1: SUMMARY PROVISIONS	SECTIONS
For purposes of information and without representation or guarantee, the estimated annual rate for Operating Expenses for the 2006 operating year is Nine Dollars and Thirty-Three Cents ($9.33) per square foot of the Gross Rentable Area of the Premises, subject to adjustment by Landlord.

1.7	Proportionate Share of Taxes: 2.7% subject to adjustment once verified in accordance with this Lease.	4.1, 5.2
For purposes of information and without representation or guarantee, the estimated annual rate for Taxes for the 2006 operating year is Nine Dollars and Fourteen Cents ($9.14) peer square foot of the Gross Rentable Area of the Premises, subject to adjustments by Landlord.

1.8	Charges for Utilities: The charge for utilities is included in the Operating Expenses charged to Tenant. However in connection with the Ground Floor Premises the cost of electricity and other utilities may be established by separate meter readings, as detailed in Section 6.2.	4.1, 6.2

1.9	Authorized Use: Offices only for Tenant’s current activities at the time of the execution of this Lease and no other use, and subject to exclusivities granted or to be granted to third party tenant.	8.1 Schedule “B” - Section 2

1.10	Addresses for Notices:	17.12

1.11

To Landlord:	160 Elgin Leaseholds Inc. Suite 500, 3625 Dufferin Street Toronto, ON M3K 1N4 Attention: Leasing Coordinator Fax: (416) 398-0040

with a copy to:

H&R Property Management Ltd. 200 Bouchard Boulevard Dorval, QC H9S 1A8 Attention: Lease Administration Fax: (514) 631-4646

To Tenant:	Decima Research Inc. 160 Elgin Street, Suite 1800 Ottawa, ON K2P 2P7 Attention: Michel Lucas Fax: (613) 230-4341

1.12	Broker: N/A

1.13	Security Deposit: N/A

1.14	Indemnifier(s): N/A

1.15	Special Conditions:	Article 18

LEASE
	ARTICLE 1: SUMMARY PROVISIONS	SECTIONS
18.1	Unitholder Liability

18.2	Ground Floor Premises Rules and Regulations

18.3	After Normal Business Hours

18.4	First Right — Other 18th Floor Premises

18.5	Option to Extend

18.6	Exterior Signage

18.7	Parking

18.8	Landlord’s Right to Revoke

18.9	Right to Terminate

18.10	Fixturing Period — Ground Floor Premises Only

18.11	Allowance

The provisions of this Article 1 summarize certain terms of the Lease which are more fully described in the balance of the Lease and form an integral part of the Lease. In the event of a conflict or inconsistency between the provisions of Article 1 and the balance of the Lease, the provisions of the balance of the Lease shall prevail. Capitalized terms shall have the meanings set forth in Schedule “B” or otherwise defined in the body of the Lease.

ARTICLE 2: INTENT AND INTERPRETATION
2.1 Net Lease
     This Lease is intended by the parties to be an absolutely net lease to landlord, except as otherwise expressly provided herein. Any amount and any obligation which is not expressly declared herein to be that of Landlord shall be deemed to be an obligation of Tenant to be performed and paid for by Tenant.
2.2 Reasonableness
     Landlord and Tenant shall act reasonably in the performance of their obligations and the exercise of their rights (including the giving of a Notice, consent or approval) pursuant to the Lease, unless a right is stated herein to be exercisable at the sole discretion of a party. The strict enforcement of time limits provided for in the Lease shall be considered to be acting reasonably.
2.3 Entire Agreement
     This Lease is the entire agreement between Landlord and Tenant. Tenant further acknowledges that the execution of this Lease shall constitute a conclusive presumption that all agreements and representations, written or verbal, previously entered into or made by the parties or their agents shall be solely those set forth in the Lease and may be amended only by an agreement in writing signed by both Landlord and Tenant. Landlord shall prepare any amendment of the Lease as aforesaid and Tenant shall pay to Landlord Landlord’s Costs of such preparation, unless such amendment is requested by Landlord.

ARTICLE 3: LEASE OF PREMISES
3.1 Lease of Premises
Tenant shall lease the Premises for the Term.
3.2 Measurement of Premises and Rent Adjustment
SEE RIDER PAGE 3A
     Where the GRA as certified by Landlord or the Expert (in this case, the Expert being a surveyor or an architect) is different from the GRA set forth in Section 1.1, such certificate of GRA shall be conclusively binding on the parties and the Rent shall be adjusted accordingly as and from the Commencement Date.
RIDER PAGE 3A
Rider to Section 3.2
The Gross Rentable Area of the Premises as set out in Section 1.1 has been calculated by Landlord’s Expert on the basis of the calculation of rentable area in accordance with the 1980 BOMA Standards of Measurement. For the purposes of this Lease during the Term, the Gross Rentable Area of the Building is agreed to be 977,928 square feet. Notwithstanding the foregoing, Landlord shall have the right to remeasure the Premises during the Extension Term in accordance with the rentable area measurement under ANSI BOMA 1996 standards of Measurement. If Landlord exercises such right it shall remeasure the balance of the Building in accordance with the same measurement standards.
3.3 Common Areas
     Tenant shall have the right to use the Common Areas in common with the others entitled thereto, for:
(a)	The purposes for which they are intended; and

(b)	during such hours as they may be available, as determined by Landlord.
     This right shall not be transferable except to a permitted subtenant, assignee or user pursuant to Article 13 of the Lease.
3.4 Condition of Premises
     When Tenant takes actual possession of the Premises, it is conclusively presumed as of such date that the premises are in good condition in all respects, except for any latent defects and for such defects which Tenant shall have disclosed to landlord by Notice within 30 days following its taking of possession of the Premises or, in the case of a seasonal item (such as heating or air-conditioning), within 30 days following the day on which such seasonal item first starts operating.
SEE RIDER PAGE 4A
3.5 Relocation of Premises
Intentionally deleted.
ARTICLE 4: RENT
4.1 Rent
Throughout the Term, Tenant shall pay to Landlord the following Rent:
(a)	the Minimum Rent;

(b)	the Proportionate Share of Operating Expenses;

(c)	the Proportionate Share of Taxes;

(d)	all other taxes payable to Landlord in accordance with Section 5.4; and

(e)	the aggregate of:
(i)	the charges for utilities in accordance with Section 6.2;

(ii)	the charges for any additional services provided by Landlord at the request of Tenant; and

(iii)	such other costs, charges, amounts and expenses as are required to be paid by Tenant to Landlord under the Lease.
Rider To Section 3.4
In connection with the Ground Floor Premises only and in lieu of performing any landlord base building work, Landlord agrees to reimburse Tenant for improvements made to the Premises (based upon receipted invoices) up to a maximum of Six Dollars ($6.00) per square foot of Gross Rentable Area of the Ground Floor Premises. Further, Tenant shall have the right to maintain, demolish or add to the existing mezzanine located inside the Premises without having to pay Minimum Rent for such mezzanine space. However, Tenant is responsible for all Operating Expenses and Taxes assessed to such mezzanine area.
4.2 General

(a)	Tenant shall pay the Rent to Landlord immediately when due, without Notice or demand, and without deduction, set-off, compensation, or abatement, except as expressly provided in this Lease, in lawful money of Canada, at the address mentioned in Section 1.10 or such other address or Person as may be designated by Landlord. For greater certainty, Tenant expressly waives and renounces any and all future claims or rights or set-off or compensation against any Rent;

(b)	Tenant shall pay items of Rent of a recurring nature (including without limitation the Minimum Rent, the Proportionate Share of Operating Expenses, the Proportionate Share of Taxes and the charges for utilities) in advance on the first day of each month of the Term, subject to the provisions of Sections 4.2(g), 5.2, 6.1 and 6.2; Tenant shall pay all other items of Rent 5 business days of the delivery of an invoice therefor;

(c)	Tenant shall pay interest at the Prime Rate, applicable at the date of Tenant’s default, plus 3% per annum on all arrears of Rent for the period of time any Rent remains unpaid;

(d)	In the event that Tenant fails to pay any item of Rent on its due date for any 2 months (which do not have to be consecutive) during any Rental Year, Tenant agrees to pay to Landlord for such delay, in addition to the interest owed pursuant to Section 4.2(c), a sum equivalent to 15% of any such amounts then in default, which amount the parties agree is a genuine pre-estimate of the damages that may be reasonably anticipated to be suffered by the Landlord as a result of such default. Such amount shall be payable by Tenant whether or not such default is remedied prior to the claim for such liquidated damages;

(e)	Tenant shall upon Landlord’s request:
(i)	deliver to Landlord a series of postdated checks covering the Minimum Rent and Additional Rent for the first twelve (12) months of the Lease. Thereafter, one (1) month prior to each anniversary of the Lease, the Tenant shall deliver twelve (12) other postdated checks covering the Minimum and the Additional Rent for the following twelve (12) months; or

(ii)	pay the Minimum Rent and the Additional Rent by means of pre-authorized monthly payments in accordance with the provisions of Schedule “E” annexed hereto.
(f)	Landlord shall determine Operating Expenses and Taxes without duplication in accordance with generally accepted accounting principles consistently applied for the real estate industry;

(g)	Landlord may estimate items of Additional Rent of a recurring and variable nature and advise Tenant in writing thereof. Tenant shall pay to landlord the amounts so estimated in equal consecutive monthly installments in advance over each Rental Year or a portion thereof; in the case of Taxes, however, Tenant shall pay to Landlord the full amount of such estimate in equal consecutive monthly installments commencing with the first month following such estimate and terminating on the tax due date or Specified Date;
(h)	Within 180 days after the expiry of each Rental Year, Landlord shall delivery to Tenant a statement issued by Landlord of the items of Additional Rent of a recurring and variable nature and of the amounts of the Tenant’s proportionate share thereof for such rental year. If Tenant has paid more than such statement specifies, Landlord shall, at its sole discretion, apply the excess, without interest, to next accruing months installment of Rent or to other amounts owing by Tenant or refund the excess (unless Tenant is then in monetary default under any term or condition of this Lease) without interest or if Tenant has paid less than such statement specifies, Tenant shall pay the deficiency, any such adjustment amounts to be applied or paid within 5 business days after delivery of Landlord’s statement;

(i)	The obligations of the parties to pay any amount of Rent or to adjust pursuant to the preceding sub-paragraph (h) for the final Rental year shall survive the expiration of the Term;

(j)	If the Commencement Date is not the first day of a calendar month or if the Expiration date is not the last day of a calendar month, Rent for the relevant part of the month shall be prorated on a per diem basis;

(k)	Notwithstanding any contrary provisions of the Lease, if, at any time during a Rental Year, the Building is not one hundred percent (100%) occupied and operational, the Landlord shall have the right to increase those items of Operating Expenses which vary with the extent of the occupancy or use of the rentable premises in the Building (including without limitation, cleaning costs, supplies, garbage removal, etc.) to such an amount, as in the reasonable estimation of Landlord, would have been incurred if the Building were one hundred percent (100%) occupied and operational for the entire Rental Year and the amount of such increase shall be included in the Operating Expenses. In no event however, shall Tenant have to pay an amount higher than it would have paid if the Building had been fully occupied and operational.

(l)	Landlord shall in its determination of Operating Expenses and Taxes make such allocations and attributions in respect to various components of the Building as may be necessary and reasonable.
ARTICLE 5: TAXES

5.1 Landlord’s Responsibility to Pay Taxes
Subject to Section 5.2, Landlord shall pay all Taxes to the competent tax authorities.
5.2 Tenant’s Proportionate Share of Taxes
     Tenant shall pay to Landlord, as Additional Rent, the Proportionate Share of all Taxes, such payment to be made no later than on the tax due date or on the Specified Date, subject to Sections 4.2 (b), (g) and (h). All Taxes shall be exempt from Landlord’s administration fee.
     Landlord shall provide Tenant, upon the latter’s specific written request, with copies of all pertinent valuation and assessment notices and of all pertinent tax statements and notices which Landlord has received in respect of the Building or the Premises.
5.3 Contestation of Taxes
     Tenant shall pay to Landlord, as part of Operating Expenses, its proportionate share of all fees and expenses incurred by Landlord with respect to the contestation of the Taxes or of the assessment of the Building, including without limitation legal, appraisal, administration and overhead expenses. The Taxes which shall be contested by Landlord shall nevertheless be paid by Tenant in accordance with Section 5.2 of this Lease, provided however that if Tenant has paid its proportionate share of such contested Taxes and that Landlord receives as a result of such contestation a reimbursement of those Taxes, Landlord shall reimburse to Tenant an appropriate portion of such reimbursement, after having deducted those expenses which shall not have been already charged to Tenant.
     Landlord shall have no obligation to contest, object to or to litigate the levying or imposition of any Taxes and may settle, compromise, consent to, waive or otherwise determine in its discretion any Taxes without notice to, consent or approval of Tenant.
5.4 Sales Taxes
     Tenant shall pay to Landlord any sales Taxes at the same time as the amounts to which such Sales Taxes apply and which are payable to Landlord under the Lease. Although Sales Taxes are not considered to be Rent, Landlord shall have the same recourses for recovery of such amounts as it has for non-payment of Rent under the Lease or at law.
5.5 Tax Indemnification
     Tenant shall indemnify and save Landlord harmless from all losses, costs, charges, penalties, and expenses arising from Tenant’s non-payment of Taxes, business taxes (if any) or Sales Taxes, as well as of any taxes that are imposed in lieu of same, whether against Landlord or Tenant.
ARTICLE 6: OPERATING EXPENSES AND UTILITIES

6.1 Tenant’s Proportionate Share of Operating Expenses
     Tenant shall pay to Landlord, as Additional Rent, the Proportionate Share of Operating Expenses.
6.2 Utilities
     Tenant shall pay to landlord, as Additional Rent, the costs of all electricity and other utilities supplied to or used or consumed in the Premises as set forth in Schedule “C.” Landlord may require Tenant to install a check meter, at Tenant’s expense, for the purpose of determining the costs of such utilities. The cost of electricity to Tenant for the Premises shall not exceed the amount which the authority providing the same would charge to Tenant if Tenant were directly metered and billed by the competent authority. SEE RIDER PAGE 7A
RIDER TO SECTION 6.2
     For the purposes hereof, the charges for utilities for the 18th Floor Premises shall be included in Tenant’s Proportionate Share of Operating Expenses. In connection with utilities consumed within the Ground Floor Premises, said costs shall be established by Landlord by separate meter readings, designated to monitor the Ground Floor Premises, where available Landlord shall provide the Ground Floor Premises with such meters, in good working order. For clarity and notwithstanding anything to the contrary herein contained, Tenant shall be responsible to pay its Proportionate Share of Common Area utilities.
ARTICLE 7: SERVICES AND OPERATION OF BUILDING
7.1 Services to Premises
     Landlord shall provide the following services to the Premises, subject to the further provisions set forth in Schedule “C”;
(a)	heating, ventilation and air-conditioning as required for the comfortable use and occupancy of the Premises during Normal Business Hours; such services to the Premises outside of Normal Business Hours shall be available in two (2) hours increments, at Tenant’s sole expense and in accordance with Landlord’s prevailing rates; notwithstanding the foregoing, the Tenant shall pay to the Landlord, as Additional Rent, the costs of all chilled or condenser water supplied to the Premises, at the rate established from time to time by the Landlord, at its discretion;

(b)	cleaning services; and

(c)	utilities for lighting and equipment.
7.2 Services to Building

     Landlord shall provide the following services to the Building (not including the Premises):
(a)	elevators as set forth in Schedule “C”;

(b)	washroom facilities;

(c)	heating, ventilation, air-conditioning, lighting and cleaning in the appropriate interior portions of the Common Areas;

(d)	snow removal and landscape maintenance for the appropriate exterior portions of the Common Areas;

(e)	exterior window washing;

(f)	replacement of tubes and ballasts; and

(g)	garbage removal.
7.3 Control of Building
     Landlord shall perform any acts which it determines to be advisable for the more efficient and proper operation of the Building. More particularly and without limiting the generality of the foregoing, Landlord shall be entitled to do the following:
(a)	obstruct or close off all or any part of the Building for the purpose of maintenance, repair, alteration or construction;

(b)	regulate the delivery or shipping of supplies and fixtures to the leased premises;

(c)	construct other buildings, structures or improvements in the Building and make alterations and additions to the Building (excluding the Premises) and its Common Areas; and

(d)	relocate or modify certain Common Areas.
7.4 Interruption of Services
     Landlord may elect at its sole discretion, without any obligation or liability to Tenant, and without such action constituting an eviction of Tenant, to discontinue or modify any services required of it as a result of Landlord’s exercise of the rights conferred under Section 7.3
SEE RIDER PAGE 9A.
ARTICLE 8: USE OF PREMISES
8.1 Use

     The Premises shall be used and occupied by Tenant for the purpose of carrying on the Authorized Use and for no other purpose. Tenant shall not permit any part of the Premises to be occupied by any Person other than Tenant or a permitted assignee or subtenant and their respective employees.
8.2 No Warranty of Use
     Notwithstanding any legal warranty, Landlord does not make any representation or warranty whatsoever to Tenant in respect to the use of the Premises which is permitted under applicable laws during the Term or is permitted by any applicable zoning by-laws during the Term. Nothing herein shall be interpreted so as to imply that the Lease is conditional upon the Tenant obtaining any permit for the carrying on of its business from an municipal or other authority. Tenant shall be solely responsible to obtain, at it own cost, all permits, consents and authorizations required for its occupation of the Premises and the operation of its business therein.
8.3 Continuous Operation
     Subject to subsection (b) below, Tenant shall occupy the Premises throughout the Term and shall continuously and actively conduct in the whole of the Premises the business permitted by the Authorized Use. Tenant acknowledges that its continued occupancy of the Premises and the continuous and active conduct of its business in the Premises are of the utmost importance to landlord in:
(i)	avoiding the appearance and impression generally created by vacant space;

(ii)	facilitating the leasing of vacant space in the Building and the lease renewals of existing tenants;

(iii)	maximizing the rents payable to the Landlord both by existing tenants and new tenants of the Building; and

(iv)	maintaining the character, quality and image of the Building.
SEE RIDER PAGE 9A & 9B
Rider to Section 7.4
Notwithstanding the foregoing, Landlord agrees to provide not less than twenty-four (24) hours prior notice of any interruption in lighting and electrical power and to use commercially reasonable efforts to restore such lighting and electrical power as quickly as possible in the circumstances.
Rider to Section 8.3

(b) Notwithstanding the foregoing, provided Tenant is not in default hereunder, Tenant shall have the right to cease business operations on the Premises (“Cease Conducting Business”) on and subject to the following terms:
(i)	Tenant shall give Landlord not less than one hundred eighty (180) days’ prior written notice of its intention to Cease Conducting Business (“Notice”);

(ii)	Landlord shall have the right to enter that portion of the Premises so vacated (“Vacated Premises”) to show same to prospective lessees and such access shall not constitute a breach of Tenant’s quiet enjoyment nor in any way limit or affect Tenant’s obligations hereunder which shall continue throughout the Term;

(iii)	such right to Cease Conducting Business shall be subject to there being no risk of the resulting cancellation of or material adverse change in any insurance coverage related to the Vacated Premises;

(iv)	Tenant shall be responsible to pay any additional or increased insurance costs resulting from tenant’s election to Cease Conducting Business;

(v)	Tenant shall take all such steps as may be reasonable necessary or required by Landlord to maintain security in respect of the Vacated Premises;

(vi)	Tenant shall continue to perform all other obligations under this Lease notwithstanding that Tenant is no longer occupying the Vacated Premises;

(vii)	Landlord shall have the right to access the Vacated Premises at any time, without having to provide notice, notwithstanding any provision in this Lease requiring notice to be provided prior to access by Landlord, to inspect same and same shall not constitute a breach of quiet possession or entitle Tenant to terminate this Lease or any damages.
RIDER PAGE 9B
(viii)	at Landlord’s option, Tenant shall have an employee or other person approved by Landlord to attend at the Vacated Premises regularly to inspect same and effect such maintenance, repairs or replacements as may be required under this Lease.
At any time after receipt of such Notice, Landlord shall have the right to terminate this Lease as it related to the Vacated Premises only, provided that it first gives Tenant at least thirty (30) days’ prior written notice of its intention to do so; if Tenant recommences occupancy of or conduct of business in the Vacated Premises within such period of thirty (30) days, or commits in writing within such period to do so within a further period of not greater than sixty (60) days, and provided that and so long as Tenant does occupy and conduct business in the Vacated Premises, Landlord shall not exercise such right of termination. If Landlord thereafter exercises such right of termination Tenant shall vacate the Vacated Premises on the date required by

Landlord and shall deliver up vacant possession of the Vacated Premises in the state and condition Tenant is required to maintain the Vacated Premises pursuant hereto.
(c)	Tenant acknowledges that notwithstanding the rights granted to Landlord pursuant to this section, such rights shall be exercised in landlord’s sole discretion and there shall be no implied obligation on landlord to market or re-let the Vacated Premises.
ARTICLE 9: INSURANCE AND NON-LIABILITY
9.1 Tenant’s Insurance
     Tenant shall maintain during the Term and any renewal thereof or later occupation of the Premises insurance with respect to its interest in the Premises, the fixtures and improvements made by or on behalf of Tenant in the Premises, and all operations of Tenant in and from the Premises.
     Tenant’s insurance shall be in amounts equal to those maintained by prudent tenants of similar premises and shall, without limiting the foregoing, cover the following risks:
(a)	“all risks” (including flood and earthquake) coverage for property of every kind owned by Tenant or for which Tenant is legally liable or installed by or on behalf of Tenant and which is located within the Building, including, without limitation, all of Tenant’s furniture and movable equipment and all leasehold improvements and other improvements, in an amount not less than the full replacement cost thereof;

(b)	“all risks” Tenant’s legal liability in an amount not less than the full replacement cost of the Premises, including loss of their use;

(c)	comprehensive, general liability insurance including, but not limited to property damage, public liability, personal injury liability, contractual liability, non-owned automobile liability and contractor’s protective insurance coverage, all on or an occurrence basis with respect to the use, occupancy, activities or things on the Premises and with respect to the use and occupancy of any other part of the Building by Tenant or any of its employees, agents, contractors or persons for whom tenant is in law responsible with coverage of not less than Five Million Dollars ($5,000,000.00) for each occurrence involving bodily injury, death or property damage (or for such higher limits as Landlord may reasonable require from time to time);

(d)	business interruption insurance in such amounts as will reimburse Tenant for direct and indirect loss of earnings attributable to the perils insured against in subparagraph 9.1(a) and other perils commonly insured against by prudent tenants; and

(e)	such other coverage as Landlord, the Trustee or the Mortgagee may require having regard to the risks which are customarily insured against by prudent tenants of like premises.
Such insurance shall include:
(aa)	Landlord, the Trustee and any Mortgagee designated by Notice from Landlord together with those for whom they are in law responsible as additional insureds as their respective interest may appear;

(bb)	a severability of interests and cross-liability clauses protecting Landlord in respect of claims by Tenant as if Landlord was separately insured;

(cc)	a provision prohibiting the insurer from or canceling the coverage without first giving Landlord at least 30 days prior Notice thereof; and

(dd)	a waiver of any subrogation rights which Tenant’s insurers may have against Landlord and against those for whom Landlord is in law responsible.
     Tenant shall provide Landlord with certificates of such insurance and any renewals thereof and, at Landlord’s request, with a certified copy of its insurance policy(ies).
9.2 Increased Risk and Remedies
     Tenant shall not do or commit any act upon the Premises or bring into or keep upon the Premises any Article which will affect the fire risk or increase the rate of fire insurance or other insurance on the Building. Without limiting the foregoing, in no event shall any inflammable materials, except for kinds and quantities required for ordinary office occupancy and permitted by the insurance policies covering the Building, or any explosives whatsoever, be taken into the Premises or retained therein.
     Tenant shall comply with the rules and requirements of Landlord’s insurers’ inspection service and with the requirements of all insurance companies having policies of any kind whatsoever in effect covering the Building, including policies insuring against contractual and extra-contractual liability.
     Should the rate of any type of insurance on the Building be increased by reason of any violation of the Lease by Tenant, Landlord, in addition to all other remedies, may pay the amount of such increase, and the amount so paid shall become due and payable immediately by Tenant and collectible as Additional Rent.
     Should any insurance policy on the Building be cancelled or threatened to be cancelled by the insurer by reason of the use and occupation of the Premises or any part thereof by Tenant or by any permitted assignee, subtenant, concessionaire or licensee of Tenant, or by anyone permitted by Tenant to be upon the Premises, Landlord may at its option terminate the Lease by leaving at the Premises a Notice of its intention to do so and thereupon Rent and other payments for which Tenant is liable hereunder shall be apportioned and paid in full to the effective date of termination under such Notice and Tenant shall forthwith deliver vacant possession of the Premises to Landlord. Landlord may also, at its option and at the expense of Tenant, enter upon the Premises and rectify the situation causing such cancellation or threatened cancellation.
9.3 Loss or Damage
     Notwithstanding any other provisions in this Lease or the Laws, Landlord shall not be liable for damage to or loss, theft, or destruction of property at any time in or on the Premises or in or about the building, regardless of the cause therefor (except where such cause is Landlord’s gross fault).
     Save as set out in Article 11 and without limiting the generality of the foregoing, there shall be no abatement from or reduction of Rent nor shall Tenant be entitled to damages, costs, losses or disbursements from Landlord regardless of the cause therefore (except where such cause is Landlord’s gross fault) on account of fire or other casualty. Neither shall there be any claim of any nature whatsoever by Tenant against Landlord, nor any abatement nor reduction of Rent, nor recovery by Tenant from landlord on account of partial or total failure of, damage caused by, lessening of supply of, or stoppage of, heat, air-conditioning, electric light, power, water, plumbing, sewerage, elevators, escalators or any other service, nor on account of any damage or annoyance occasioned by water, snow, or ice being upon or coming through the roof, skylight, trapdoors, windows, or otherwise, or by any defect or break in any pipes, tanks, fixtures, or otherwise whereby steam, water, snow, smoke or gas, leak, issue or flow into the Premises, nor on account of any damage or annoyance occasioned by the condition or arrangement of any loading docks or of any electric or other wiring, nor on account of any damage or annoyance arising from any acts, omissions, or negligence of co-tenants or other occupants of the Building, or of owners or occupants of adjacent or contiguous property, nor on account, directly or indirectly, of the making of improvements, or structural changes to the Building, or anything or service therein or thereon or contiguous thereto.
     Notwithstanding the foregoing, liability of Landlord shall under no circumstances extend to any property other than normal office furniture which term, without limiting its normal meaning, shall not include securities, specie, papers, typewriters, electrical computers, or machines or similar items.
     Furthermore, Landlord shall not be liable for any damages suffered by Tenant should any delay in the completion of the Premises in any way delay or inconvenience the occupation thereof or the enjoyment of the Building or accessories or services.
9.4 General Indemnifications of Landlord
     Tenant shall indemnify Landlord and save it harmless from and against all claims and costs arising from this Lease, or any occurrence in, upon or at the Premises, or occasioned wholly or in part by any act or omission of Tenant or by anyone permitted to be on the Premises or in the Common Areas by Tenant, or by a failure by Tenant or by anyone permitted to be on the Premises by Tenant to comply with Laws, unless any such claim, cost or occurrence results from the gross fault of Landlord or of those for whom it is in law responsible. If Landlord, without gross fault on its part, is made a party to any litigation commenced by or against Tenant, Tenant shall indemnify and hold Landlord harmless and shall pay all costs, expenses and legal fees (judicial and extra-judicial) incurred or paid by Landlord in connection with such litigation.
ARTICLE 10: TENANT RESPONSIBILITIES
10.1 Maintenance and Repairs
     Tenant shall, at all times, at its expense, maintain and repair, subject to Section 10.2, the whole of the Premises including without limitation, all improvements, interior partitions, doors, electrical, lighting, wiring, plumbing fixtures and equipment and the heating, ventilating and air-conditioning systems and equipment within or exclusively serving the Premises in good order and repair as would a prudent owner. Tenant will make all needed repairs and replacements with due diligence and dispatch.
     Tenant shall promptly notify the Landlord in writing of any accident to or defect in the water pipes, steam pipes, heating or air conditioning equipment, electric lights, elevators, wires or other services or equipment to any portion of the Premises.
     For greater clarity, Tenant shall be solely responsible for and shall pay for all repairs or replacements of every nature and kind to the Premises other than those which in the reasonable opinion of Landlord would constitute major structural repairs to the Building (and which are charged generally to tenants of the Building as part of Operating Expenses).
10.2 Landlord’s Approval of Tenant’s Improvements
     Tenant shall not make any improvements to the Premises without obtaining Landlord’s prior written consent. Landlord shall not be obliged to consider any request for such approval unless and until Tenant has submitted to Landlord details of the proposed improvements, including drawings and specifications prepared by qualified architects or engineers and conforming to good architectural and engineering practice and unless Tenant shall also deliver with respect to the improvements:
(a)	such indemnification against liens, costs, damages and expenses and waivers by persons who participate in the Improvements (including the renunciation by such Person of any rights to register liens against the Building or any part thereof) as Landlord requires, failing which Tenant shall furnish adequate security in an amount and form required by Landlord to indemnify against liens, costs, damages, and expenses resulting from such improvements; and

(b)	evidence satisfactory to Landlord that Tenant has obtained all necessary consents, permits, licenses and inspections from all governmental and regulatory authorities.

     All improvements made by Tenant to the Premises shall be at Tenant’s sole expense and, if approved by Landlord, shall be performed:
(i)	by such contractor(s), or sub-contractor(s) as Tenant may select and Landlord may approve, provided however that Landlord shall not be liable for any damage or other loss or efficiency arising from or through such work. Each such contractor and sub-contractor shall be Tenant’s contractor and sub-contractor and shall not be deemed to be Landlord’s mandatary. Tenant hereby undertakes that there shall be no conflict caused with any union or other contract to which Landlord, its contractor(s), or any sub-contractor(s) may be a party, and in the event of any such conflict Tenant shall forthwith remove from the Building Tenant’s conflicting contractor(s) or subcontractor(s).

(ii)	in a good and workmanlike manner and in compliance with the highest standards including those set by Landlord;

(iii)	in accordance with the drawings and specifications approved by Landlord; and

(iv)	subject to the reasonable regulations, controls and inspection of Landlord.
     If any payment in respect of the Tenant’s Improvements shall be made by Landlord, the same shall be immediately repayable to Landlord by Tenant and collectible as Additional Rent.
     Immediately upon ;being invoiced by Landlord, Tenant shall pay to Landlord, as Additional Rent, an administrative and supervisory fee equal to 15% of the costs incurred by Landlord in connection with such improvements made to the Premises.
     Moreover, if any such improvements may in the Expert’s opinion affect the structure of the Premises or any other part of the Building (namely, the electrical, mechanical, or other base building systems), such work or the appropriate part thereof, shall be performed only by landlord, in which case Tenant shall, upon completion thereof, pay to Landlord, upon demand, Landlord’s costs thereof plus 11% of the cost of such work as a management fee. No such improvements shall be permitted which may weaken or endanger the structure or adversely affect the condition or operation of the Premises or the Building or diminish the value thereof.
     Any Improvement made by Tenant without the prior written consent of Landlord or which is not in accordance with the drawings and specifications approved by landlord shall, if required by Landlord, promptly be removed by Tenant at its expense and the Premises restored to their previous condition.
SEE RIDER PAGE 14A
10.3 Ownership of Improvements

     Any fixtures or Improvements installed by Tenant, or by Landlord on Tenant’s behalf, shall immediately upon installation become the property of Landlord without compensation to Tenant. Except in the circumstances specifically described in Section 10.6, such fixtures or improvements shall not be removed from the Premises either during or at the expiration or earlier termination of the Term. Landlord is under no obligation to repair, maintain or insure the Improvements.
10.4 Tenant Discharge All Liens
     If any mechanics’ construction or similar lien is made, filed or registered against title to the Building or Lands or against the Tenant’s leasehold interest as a result of any work, materials or services supplied or performed by or on behalf of the Tenant or otherwise in respect of the Premises, the Tenant will discharge it forthwith at the Tenant’s expense. If the Tenant fails to discharge the lien, then in addition to any other right or remedy of the Landlord, the Landlord may elect to discharge the lien by paying the amount claimed to be due and any additional amounts as may be required at law or otherwise, into Court or directly to the lien claimant and the amount paid by the Landlord and all costs and expenses including all solicitor’s fees (n the basis for a solicitor and his own client) incurred as a result of the lien including, without limitation, procuring and registering its discharge will e immediately paid by the Tenant to the Landlord.
10.5 Tenant Not to Overload Utilities and Services
     Tenant shall not install any equipment which will exceed or overload the capacity of any utilities and services in the Building.
10.6 Termination of Lease
     At the expiration or earlier termination of the Lease for whatever reason or upon Tenant vacating the Premises with the permission of Landlord prior to the expiration hereof, Tenant shall, if so required by Landlord, remove all or specified improvements including, without limitation, all improvements installed by landlord or Tenant in the Premises and regardless of whether Landlord or Tenant is or was responsible for the cost thereof, Tenant shall thereupon become obligated to restore the Premises to their original condition, save for such improvements as Landlord permits to remain. Should Tenant not be required to remove any of such improvements, they shall, upon the expiration or earlier termination of this Lease for any other reason, remain in the Premises as the property of Landlord without any compensation being paid therefore to Tenant.
     Moreover, all obligations of Tenant under the Lease which have arisen on or before its expiration or earlier termination, all obligations to pay amounts due hereunder and/or pursuant to adjustment provided for by the Lease shall survive the expiration or earlier termination of the Lease.
SEE RIDER PAGE 14A

Rider to Section 10.2
(c)	(i)	Tenant shall pay Landlord forthwith on demand all charges as determined and allocated by Landlord, acting reasonably, in respect of all special services provided to or for the benefit of Tenant beyond building standard services, the costs for which are included in Operating Expenses, such special services including, without limitation, charges for security, hoisting, supervision, waste removal and receiving, storing and handling materials and articles.

	(ii)	Landlord shall have the right, to be exercised by written notice to Tenant, to require that Landlord be the exclusive supplier, at Tenant’s expense, of such materials or services for Tenant in respect of the Premises and the Project not otherwise expressly provided for in this Lease as Landlord may designate from time to time (“Services”) including, without limitation: replacement of tubes, bulbs and ballasts; waste removal; any services requiring drilling or otherwise penetrating floors, walls and ceilings; and locksmithing and security arrangements. If Landlord does not require that it be the supplier of Services, only persons approved by Landlord, acting reasonably, may supply Services to Tenant but subject to reasonable rules and regulations established by Landlord.

	(iii)	Landlord shall not be liable for any damages caused in performance of any maintenance or cleaning provided hereunder, no matter how caused, whether by negligence or otherwise. Landlord shall not be liable for any indirect or consequential damage arising from any default in or failure to perform any such maintenance or cleaning.

(d)		Unless otherwise expressly agreed between Landlord and Tenant to the contrary in respect of any specific matter from time to time, all work performed and materials supplied by Landlord for Tenant or otherwise respecting the Premises pursuant to the provisions hereof or otherwise shall be paid for by Tenant to landlord forthwith upon demand at Landlord’s cost for the same plus fifteen percent (15%) for inspection, supervision and overhead.
Rider to Section 10.6
Notwithstanding the foregoing, Landlord agrees that upon the expiration or earlier termination of the Term, Landlord shall not require Tenant to remove any improvements made prior to the date of this Lease or any other improvements made by Decima Research Inc. or an Affiliate (as defined in Section 13.5) to the Premises for its business operations on the Premises, except for all telecommunication wiring installed by or on Tenant’s behalf for its business operations in the Premises. Tenant shall ensure that the Premises are left in the condition in which the Premises are required to be maintained by Tenant in accordance with this Lease. For clarity, the foregoing right to leave improvements made to the Premises at the expiration or earlier termination of the Term shall not apply to improvements constructed by or on behalf of any assignee, subtenant or any other transferee other than an Affiliate.

10.7 Exterior Appearance of Premises
     Tenant shall keep the exterior appearance of the Premises tidy and business-like and shall not erect any sign or other like object within the Premises which is visible from the exterior of the Premises, except as expressly permitted by this Lease.
10.8 Obligation Towards Other Tenants and Users of the Building
     Tenant shall act in such a way as not to disturb the peaceful enjoyment of the other tenants or users of the Building.
10.9 Fire Protection
     Tenant shall install and maintain in the Premises, at its sole cost, such fire protection or equipment, including without limitation, emergency lighting as is deemed necessary or desirable by Landlord or by any governmental and/or insurance body. If so required by Landlord or any aforesaid body, Tenant shall appoint a warden to coordinate with the fire protection authorities and Landlord’s personnel.
ARTICLE 11: DAMAGE, DESTRUCTION, EXPROPRIATION
11.1 Damage or Destruction of Premises
     In the event that the Premises shall be destroyed or damaged by fire or other casualty insurable under fire and all risks insurance coverage, then:
(a)	if in the opinion of Landlord the damage or destruction is such that the Premises are rendered wholly unfit for occupancy or it is impossible or unsafe to use and occupy them, and if in either event the damage, in the further opinion of Landlord (which shall be given by Notice to Tenant within a reasonable delay of the happening of such damage or destruction) cannot be repaired with reasonable diligence within 180 days from the happening of such damage or destruction, either Landlord or Tenant may within 5 days next succeeding the giving of Landlord’s opinion as aforesaid, terminate this Lease by giving to the other Notice of such termination, in which event the Term shall cease and be at an end as the date of such damage or destruction and the Rent shall be apportioned and paid in full to the date of such damage or destruction. In the event that neither Landlord nor Tenant so terminates this Lease, Rent shall abate from the date of the happening of the damage until the damage shall be mad good to the extent of enabling Tenant to use and occupy the Premises; or

(b)	if the damage be such that the Premises are wholly unfit for occupancy, or if it is impossible or unsafe to use or occupy them but if in either event the damage, in the opinion of Landlord (which shall be given by Notice to Tenant within 30 days from the happening of such damage) can be repaired with reasonable diligence within 180 days of the happening of such damage, Rent shall abate from the date of the happening of such damage until the damage shall be made good to the extent of enabling Tenant to use and occupy the Premises; or

(c)	if in the opinion of Landlord, the damage can be made good as aforesaid within 180 days of the happening of such damage or destruction, and the damage is such that the Premises are capable of being partially used for the purposes for which leased, until such damage has been repaired, Rent shall abate in the proportion that the part of the Premises rendered unfit for occupancy bears to the whole of the Premises.
11.2 Destruction of Building
     In the event that Building is partially destroyed or damaged so as to affect 20% or more of the rentable area of the Building, or in the opinion of landlord the Building is rendered unsafe, and whether or not the Premises are affected, and in the opinion of Landlord (which shall be given by Notice to Tenant within 30 days of the happening of such damage or destruction), cannot be repaired with reasonable diligence within 180 days from the happening of such damage or destruction, Landlord may within 5 days next succeeding the giving of Landlord’s opinion as aforesaid, terminate this Lease by giving to Tenant Notice of such termination, in which event the Term shall cease and be at an end as of the date of such damage or destruction and the Rent and all other payments for which Tenant is liable under the terms of this Lease shall be apportioned and paid in full to the date of such damage or destruction.
11.3 Insurance Proceeds
     In the event of the termination of the Lease as hereinabove provided, all insurance proceeds, excluding those relating to Tenant’s property to the extent Tenant is not indebted to the Landlord under the provisions of the Lease, shall be and remain the absolute property of Landlord.
11.4 Tenant’s Property
     Nothing herein contained shall oblige Landlord to repair or reconstruct any property of Tenant or improvements.
11.5 Negligence or Tenant
(a)	Subject to Section 11.5(b), if any damage or destruction by fire or other cause to the Building or Premises, whether partial or not, is due to the fault or negligence of Tenant, its officers, agents, employees, servants, or visitors without prejudice to any other rights and remedies of Landlord;
(i)	Subject to Section 11.5(b), Tenant shall be liable for all costs and damages;

(ii)	Subject to Section 11.5(b), the damages may be repaired by Landlord at Tenant’s expense;

(iii)	Tenant shall forfeit its right to terminate the Lease as provided in Section 11.1(a); and

(iv)	Tenant shall forfeit any abatement of Rent provided in this Article 11 and Rent shall not abate.
(b)	SEE RIDER PAGE 16A
RIDER PAGE 16A
(b)	Notwithstanding the foregoing, to the extent only that Landlord is insured and receives insurance proceeds, Landlord releases Tenant, its servants, agents, officers, employees, or visitors from damage or destruction caused by the negligence of Tenant, its servants, agents, officers, employees or those for whom Tenant is in law responsible.
11.6 Expropriation
     Landlord and Tenant shall cooperate in respect of any expropriation of the Premises or any part thereof so that, subject to the following rights of Landlord (which include, without limitation, the rights of Landlord to receive compensation for Tenant’s leasehold improvements), Tenant may receive the maximum award to which it is entitled in law for relocation costs, business interruption and such other costs (including any required increased rent in new premises) that it may be entitled to receive from the expropriating authority and so that Landlord may receive the maximum award for all other compensation arising from or relating to such expropriation (including all compensation for the value of Tenant’s improvements and Tenant’s rights (if any) to such compensation are hereby assigned to Landlord). If the whole or any part of the Premises is expropriated, the respective rights and obligations of Landlord and Tenant shall continue until the day on which the expropriating authority takes possession thereof. Landlord shall have the option, to be exercised by written notice to Tenant, to terminate this Lease effective on the day the expropriating authority takes possession of the whole or the portion of the expropriated Premises. Rent shall be adjusted as of the date of such termination and Tenant shall, on the date of such taking of possession, vacate the Premises and surrender the same to landlord, with Landlord having the right to re-enter and re-possess the Premises discharged of the Lease and to remove all persons therefrom.
ARTICLE 12: LANDLORD’S RIGHT OF ENTRY
12.1 Entry by Landlord
     Landlord and its agents and contractors may enter the Premises, upon 24 hours’ prior notice to Tenant (except in an emergency when no Notice shall be required) for the following purposes:

(a)	to examine the Premises;

(b)	to make such repairs as Landlord, acting reasonably, considers necessary;

(c)	to have access to underfloor ducts and access panels to mechanical shafts;

(d)	to check, calibrate, adjust and balance controls and other parts of the heating or air conditioning systems; and

(e)	for any other purpose necessary to enable Landlord to perform its obligations or exercise its rights under the Lease.
     In exercising its rights Landlord shall use reasonable efforts to minimize interference with Tenant’s use and enjoyment of the Premises.
     Tenant shall not alter any locks on any doors of the Premises without obtaining Landlord’s prior written consent which may be conditional namely on Tenant providing keys to Landlord for any new locks installed.
12.2 Right to Show Premises
     Landlord and its agents shall have the right to enter the Premises during Normal Business Hours upon reasonable prior Notice to show them to prospective purchasers, or Mortgagees or prospective Mortgagees, or the Trustee and, during the last 12 months of the Term (or the last 12 months of any renewal term if this Lease is renewed), to prospective tenants.
ARTICLE 13: ASSIGNMENT OR SUBLETTING
13.1 Assignment or Subletting
     Tenant may not assign, transfer or encumber this Lease or sublet all or a portion of the Premises or permit the Premises or any part thereof to be used by another, unless Tenant has obtained Landlord’s prior written consent, which consent shall not be unreasonably withheld. Without in any way limiting Landlord’s right to refuse its consent for other serious reasons and notwithstanding any Laws to the contrary, landlord’s refusal of consent shall be deemed to be for a serious reason in respect of an assignment, sublease, use or other transfer if:
(a)	Landlord is not satisfied with the creditworthiness, reputation or business of the proposed assignee or subtenant; or

(b)	the assignee, subtenant or user proposed by Tenant is then a tenant or occupant of the Building and Landlord has or will have during the next 6 months suitable space for rent in the Building; or

(c)	the proposed assignee, subtenant or user intends to use the Premises to carry on a business which could breach an exclusivity clause granted by Landlord.
13.2 Other Conditions
     Landlord shall not be obliged to consider any request for such consent or deliver such consent unless and until Tenant shall have complied with the following:
(a)	Tenant shall have receive a bona fide third party written offer from a potential assignee, subtenant or user;

(b)	Tenant shall have provide to Landlord a true copy of such offer and adequate information to enable Landlord to assess the creditworthiness, reputation and business of the proposed assignee, subtenant or user;

(c)	Unless the proposed assignment or sublease is to a purchaser in conjunction with the sale or transfer to such purchaser of one or more divisions of Decima Research Inc., or an Affiliate as defined in Section 13-5, Tenant shall first offer to assign its rights in the Lease or to sublet the Premises, as the case may be, to Landlord, on the same terms and conditions as provided in the Lease with the exception of this Article 13 and of any provisions of law requiring consent to any further sublease or assignment by Landlord, which shall not apply; and

(d)	the proposed assignee, subtenant or user shall have agreed in writing with Landlord (and in a form acceptable to Landlord) to observe the perform all the obligations of Tenant under this Lease in respect of the Premises or the part thereof which Tenant wishes to sublet, assign or use.
     Landlord shall have a period of 10 days after having received the Notice and all necessary information in which to: (i) accept the offer of assignment or subletting by Tenant mentioned in Section 13.2(c); or (ii) consent or not consent to the proposed assignment, sublease or use by a third party. If Landlord has consented to the proposed sublease, assignment or use by a third party, Tenant shall then have a period of 60 days thereafter in which to enter into a sublease, assignment or use agreement with the proposed subtenant, assignee or user which agreement shall have been approved by Landlord prior to execution; and in the event that Tenant does not assign its rights in the Lease, sublet or permit the use of the Premises or any part thereof within such 60-day period hereinabove mentioned, Landlord’s consent shall be deemed null and void, and in such case, Tenant shall not be permitted to assign, sublet or permit the use of the Premises by a third party without again complying with all and each of the provisions of this Article 13.
     Notwithstanding any assignment, sublet or other transfer of the Premises, Tenant shall remain jointly and severally liable with the assignee, subtenant, transferee or user for the performance of all of the terms, obligations and conditions of the Lease and shall not be released from performing any of same.

     Any profits on the rentals made by Tenant as a result of any assignment, sublet or use of the Premises shall be remitted to Landlord.
     Tenant shall pay $1,000 as Additional Rent to landlord for the processing of any request for consent under this Article 13. Landlord shall prepare any agreement or other documentation to be executed by the parties to give effect to Landlord’s consent as contemplated herein.
13.3 Change in Control
     Any sale(s) of 50% or more of the capital or voting stock of Tenant (if Tenant is a non-public corporation) or transfer(s) of 50% or more of Tenant’s partnership interest (if Tenant is a partnership) shall be deemed to be an assignment of the Lease. As used in the preceding sentence, the word “Tenant” shall also mean any entity which has guaranteed Tenant’s obligations under the Lease and the prohibition hereof shall be applicable to any sales or transfers of the stock or partnership interest of said indemnifier.
     Upon Landlord’s request, Tenant shall deliver a solemn declaration by one of its officers setting forth the details of its corporate and capital structure.
13.4 Advertising of Premises
     Tenant shall not advertise or allow any agent, broker, or other person to advertise the Premises as being available for lease without the approval by Landlord of the form and content of such advertisement which shall not mention any financial terms.
RIDER
13.5 Non-Consent Affiliates
     Notwithstanding the provisions of Section 13.1 above, Tenant shall have the right, without the consent of but on prior written notice to Landlord, to assign this Lease or sublet the Premises to a corporation which is a subsidiary or an affiliate (as that term is defined in the Business Corporations Act of Ontario) of Decima Research Inc. (“Affiliate), provided that (i) the transferee shall have first entered into an agreement with Landlord as contemplated pursuant to section 13.2(d) above; and (ii), if such Affiliate ever ceases to be an Affiliate, there shall thereupon be deemed to have occurred as assignment or subletting requiring Landlord’s consent, and subject to all of the other provisions of this Lease applicable to assignments and subleases.
ARTICLE 14: SUBORDINATION AND STATUS STATEMENT
14.1 Subordination
     The Lease and all rights of Tenant hereunder shall be subject and subordinate at all times to the Security and any and all underlying leases, mortgages, hypothecs or trust deeds affecting the Building or the Land which have been executed or which may at any time thereafter be executed, and any and all extensions and renewals thereof and substitutions therefore provided that, in any event, before requiring Tenant to postpone or subordinate as hereinbefore set out, Landlord, at its expense, shall obtain from the holder of such Security and shall deliver to Tenant an acknowledgement and assurance in writing duly signed and executed by the holder of such Security and addressed to the Tenant, whereby the holder of such Security acknowledges that in the event the holder of such Security realizes upon its Security, it will not disturb Tenant and will permit Tenant to remain in possession under this Lease and in accordance with the terms hereof and with law (“NDA”).
     Tenant agrees that, if by reason of a default upon the part of Landlord as lessee under any underlying lease in the performance of any of the terms or provisions of such underlying lease or by reason of a default under the Security or by reason of a default upon the part of the owner of the Land under the Security or under any mortgage, hypothec or trust deed to which the Lease is subject or subordinate, the Landlord’s and/or such owner’s estate is terminated, it will attorn to the Lessor under such underlying lease or to the Trustee under the Security or to the acquirer of the Landlord’s interest under such underlying lease or to the acquirer of the Building pursuant to any action taken under the Security or any such security, mortgage or hypothec, and will recognize such lessor, the Trustee or such acquirer, as Tenant’s landlord under the Lease, provided the holder of such Security accepts such attornment.
     Tenant agrees to execute and deliver, at any time and from time to time, upon the request of Landlord or of the lessor under any such underlying lease, or of the Trustee under the Security or of the holder of any such mortgage or hypothec, any instrument which may be necessary or appropriate to evidence such subordination of the Lease to the Security or to any or all leases, mortgages hypothecs or trust deeds as aforementioned on such attornment, subject to receipt of a NDA by Tenant.
14.2 Status Statement
(a)	Tenant, upon not less than 10 days’ prior Notice from Landlord, shall execute, acknowledge and deliver to Landlord and, at Landlord’s request, addressed to any prospective purchaser, ground or underlying lessor or creditor under a mortgage or hypothec of the Building or the Land, a certificate of Tenant stating:
(i)	that Tenant has accepted the Premises, or, if Tenant has not done so, that Tenant has not accepted the Premises and specifying the reasons therefor;

(ii)	the Commencement Date and Expiration Date of the Lease;

(iii)	that the Lease is unmodified and in full force and effect, or if there have been modifications, that the same is in full force and effect as modified, and stating the modifications;

(iv)	whether or not there are then existing any defenses against the enforcement of any of the obligations of Tenant under the Lease and, if so, specifying the same;

(v)	whether or not to the actual knowledge of Tenant, there are then existing any defaults by Landlord in the performance of its obligations under the Lease, and, if so, specifying the same;

(vi)	the dates, if any, to which the Rent and other charges under the Lease have been paid; and

(vii)	any other information which may reasonably be required by any such persons
     It is intended that any such certificate of Tenant delivered pursuant to this Section 14.2 may be relied upon by the Trustee or any prospective purchaser or Mortgagee.
RIDER TO SECTION 14.2
(b)	Landlord at any time and from time to time, upon not less than ten (10) days prior Notice from Tenant, shall execute, acknowledge and deliver to Tenant, or to whomsoever Tenant may direct, a statement in writing stating that this Lease is unmodified and in full force and effect (or if there has been modification, that the same is in full force and effect as modified) and the date to which rents and other monies payable under this Lease have been paid, and stating whether or not, to the best knowledge of Landlord, Tenant is in default of any covenant, agreement or condition contained in this Lease, and if so specifying each such default of which Landlord may have knowledge, it being intended that any such statement delivered pursuant hereto may be relied upon by an prospective interest in this Lease.
15.1 Default
     The occurrence of any of the following events shall constitute a default by Tenant:
(a)	if any item of Rent is not paid on its due date;

(b)	if Tenant assigns, transfers or encumbers the Lease or sublets or permits the use of the Premises by others except in a manner permitted in the Lease;

(c)	other than as expressly permitted under this Lease, if Tenant vacates or abandons the Premises prior to the expiry of the Lease or fails to take possession of the Premises as required by the Lease;

(d)	if the whole or a substantial portion of the property of Tenant on the Premises is seized before or after judgment or taken in execution or attachment by a creditor of Tenant or any third party;

(e)	if Tenant or the Indemnifier(s) (if any) makes an assignment for the benefit of creditors; if a receiver-manager is appointed to control the conduct of the business on or from the Premises; if Tenant or the Indemnifier(s) (if any) becomes bankrupt or insolvent or takes the benefit of any act now or hereafter in force for bankrupt or insolvent debtors; or if an order is made for the winding-up of Tenant or the Indemnifier(s) (if any) and such order remains uncontested for 5 business days;

(f)	if Tenant is in default pursuant to another lease with Landlord or any of its affiliates; or

(g)	if Tenant fails to perform any of its other obligations under the Lease and fails to cure the default prior to the expiration of the time period set out in the Notice of default sent by Landlord.
15.2 Landlord’s Recourses
15.2.1 Interest and Costs. Tenant shall pay monthly to Landlord interest at the Prime Rate plus three percent (3%) on all Rent required to be paid hereunder from the due date for payment thereof until the same is fully paid and satisfied. Tenant shall indemnify Landlord against all costs and charges (including legal fees) lawfully and reasonably incurred in enforcing payment thereof and in obtaining possession of the Premises after an event of default, or upon expiration or earlier termination of the Term of this Lease or in enforcing any covenant, proviso or agreement of Tenant herein contained.
15.2.2 Right to Re-Enter. Whenever there is an event of default, then and in any of such cases, the then current month’s Rent, together with the Rent for three (3) months next ensuing shall immediately become due and payable and at the option of Landlord, the Term shall become forfeited and void, and Landlord may without notice or any form of legal process whatsoever forthwith re-enter upon the Premises or any part thereof in the name of the whole and repossess and enjoy the same as of its former estate, anything contained in any statute or law to the contrary notwithstanding. Notwithstanding such forfeiture Landlord shall have the right to recover arrears of Rent or damages for any prior default by Tenant of its covenants, obligations or agreements under this Lease or any term or condition of this Lease and provided further that notwithstanding any such forfeiture Landlord shall have the right to recover from Tenant damages including damages for loss of future Rent suffered by reason of this Lease having been prematurely determined.
15.2.3 Right to Relet. In case of an event of default, Landlord may from time to time without terminating this Lease relet the Premises or any part thereof as agent for Tenant. In the case of any such reletting:
(a)	Landlord may make such alterations and repairs as may be necessary in order to relet the Premises;

(b)	Landlord may relet the Premises for such term or terms (which ay be for a term extending beyond the Term of this Lease) and at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable;
(c)	all rentals received by Landlord from such reletting shall be applied;
(i)	first, to the payment of any indebtedness other than Rent due hereunder from the Tenant to Landlord;

(ii)	second, to the repayment of any costs and expenses of such reletting, including brokerage fees and solicitors’ fees and the costs of such alterations and repairs;

(iii)	third, to the payment of Rent due and unpaid hereunder; and

(iv)	the residue, if any, shall be held by Landlord and applied in payment of future Rent as the same may become due and payable hereunder.
     If the rentals received from such reletting during any month are less than the Rent to be paid during that month by Tenant hereunder. Tenant shall pay any such deficiency to Landlord. Such deficiency shall be calculated and paid monthly. Notwithstanding such reletting, landlord shall have the right to recover from Tenant all damages incurred by Landlord as a result of Tenant’s breach including all costs of recovering and reletting the Premises. No such re-entry or taking possession of the Premises by Landlord shall be construed as an election on its part to terminate this Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction. Notwithstanding any such reletting without termination, landlord may at any time thereafter elect to terminate this Lease for such previous breach. Should Landlord at any time terminate this Lease for any breach, in addition to any other remedies, it may have, it may recover from Tenant all damages it may incur by reason of such breach, including the cost of recovering and reletting the Premises and damages for loss of future Rent.
15.2.4 Legal Expenses. In case suit shall be brought for recovery of possession f the Premises, for the recovery of Rent or any other amount due under the provisions of this Lease, or because of the breach of any other covenant herein contained on the part of Tenant to be kept or performed and a breach shall be established, Tenant shall pay to landlord all expenses incurred therefore, including reasonable solicitors’ and counsel fees on a solicitor/client basis.
15.2.5 Landlord May Perform Covenants. If Tenant shall fail to perform any of its covenants or obligations under or in respect of this Lease, Landlord may from time to time at its discretion, perform or cause to be performed any of such covenants or obligations, or any part thereof, and for such purpose may do such tins upon or in respect of the Premises or any part thereof as Landlord may consider requisite or necessary.
     All expenses incurred and expenditures made by or on behalf of Landlord under this section shall be forthwith paid by Tenant and if Tenant fails to pay the same, Landlord may add the same to the Rent and recover the same by all remedies available to landlord for the recovery of Rent in arrears.
15.2.6 Landlord May Follow Chattels. Provided that in the case of removal by Tenant of the goods and chattels of the Tenant from the Premises, Landlord may follow the same for thirty (30) days in the same manner as is provided for in the Landlord and Tenant Act (Ontario), as amended, or in any other Statute which may hereafter be passed to take the place of the said Act or to amend the same.
15.2.7 Waiver of Exemptions. Tenant hereby covenants and agreed with Landlord in consideration of the Premises and of the leasing and letting by Landlord to Tenant of the Premises for the Term hereby created (and it is upon that express understanding that these presents are entered into) that notwithstanding anything contained in the Landlord and Tenant Act (Ontario) as, amended, or in any other Statute which may hereafter be passed to take the place of the said Act or to amend the same, none of the goods or chattels of the said Tenant at any time during the continuance of the Term hereby created on the Premises shall be exempt from levy by distress for Rent in arrears by Tenant as provided for by any section or sections of the said Act, or any amendment or amendments thereto, and that upon any claim being made for such exemption by tenant or on distress being made by Landlord this covenant and agreement may be pleaded as an estoppel against Tenant in any action brought to test the right to the levying upon any such goods as are named as exempted in said section or sections or amendment or amendments thereto. Tenant waiving as Tenant hereby does, all and every benefit that could or might have accrued to Tenant under and by virtue of the said section or sections of the said Act or any amendment or amendments thereto but for this covenant.
ARTICLE 16 – LANDLORD’S SECURITY
     Intentionally deleted.
ARTICLE 17: MISCELLANEOUS
17.1 Rules and Regulations
     Tenant shall comply with all Rules and Regulations, and reasonable amendments thereto adopted by Landlord for the more efficient and proper operation of the Building, including those set out in Schedule “D.” Landlord shall give Tenant Notice of any amendment to the Rules and Regulations. Such Rules and Regulations may differentiate between different types of businesses in the Building. Landlord shall have no obligation to enforce any rule or regulation or the provisions of any other lease against any other tenant, and Landlord shall have no liability to Tenant with respect thereto. Such Rules and Regulations may regulate Tenant’s conduct, but shall not materially interfere with Tenant’s ability to conduct its business in an efficient and effective manner and its other rights under this Lease.
17.2 Timeliness

     Landlord may, unless expressly stated otherwise, exercise and enforce his respective rights under the Lease at any time and from time to time.
17.3
17.4 No Tacit Renewal
     If Tenant remains in possession of the Premises after the end of the Term with our without the consent of landlord but without having executed and delivered a new lease, there shall be no tacit renewal of this Lease notwithstanding any statutory provisions or legal presumption to the contrary, and Tenant shall be deemed to be occupying the Premises as a tenant from month to month at a monthly Minimum Rent payable in advance on the first day of each month equal to 150% of the amount of Minimum Rent payable during the last month of the Term and otherwise, upon the terms and conditions set forth in this Lease (including Additional Rent), so far as these are applicable to a monthly tenancy.
17.5 Successors
     All rights and liabilities herein granted to or imposed upon the respective parties hereto extend to and bind the successors and assigns of landlord and the heirs, executors, administrators and permitted successors and assigns of Tenant, as the case may be. If there is more than one Tenant, each one of them shall be bound jointly and severally with the others toward Landlord for the performance of and shall be subject to all of the terms, obligations and conditions herein.
17.6 Tenant Partnership
     If Tenant is a partnership, each Person who is presently a member of the partnership and each Person who become a member of any successor partnership hereafter shall be and continue to be bound jointly and severally for the performance of and shall be and continue to be subject to all of the terms, obligations and conditions of this Lease, whether or not such Person ceases to be a member of such partnership or successor partnership.
17.7 No Partnership
     Notwithstanding any provisions of the Lease, nothing in the Lease shall be construed as constituting any partnership, joint venture or any other relationship other than the relationship of landlord and tenant.
17.8 No Waiver
     Failure of Landlord to insist upon the performance of any obligation under the Lease and to exercise any right contained in the Lease shall not be construed as a waiver or relinquishment of any such obligation or right. Landlord’s acceptance of Rent or a partial payment thereof after a default is not a waiver of any preceding or ensuing default under this Lease even if Landlord knows of the preceding or ensuing default at the time of acceptance of the Rent.

17.9 Compliance With Laws
     Tenant shall comply with the requirements of all applicable Laws, relating to the Premises or their use, occupation, repair or alteration, and also with the requirements of any company which insures Landlord or Tenant.
17.10 Force Majeure
     Notwithstanding anything to the contrary contained in the Lease, if either party hereto is bona fide delayed or hindered in or prevent from the performance of any term, obligation or act required hereunder by reason of strikes, labor troubles, inability to procure materials or services, power failure, restrictive governmental laws or regulations, riots, insurrections, sabotage, rebellion, war, act of God or other reason which is beyond the control of the party so delayed, hindered or prevented, then performance of such term, obligation or act shall be excused for the period of the delay and the party shall be entitled to perform such term, obligation or act within the appropriate time period after the expiration of the period of such delay. However, the provisions of this Section are not meant to excuse Tenant from the prompt payment of Minimum Rent or Additional Rent or from any other payments required by the Lease.
17.11 Decision of Expert
     The decision of any Expert whenever provided for under this Lease and any certificate related thereto shall be final and binding upon the parties.
17.12 Notices
     For the purposes of this Lease, the term “Notice” means any notice, request, demand, or other instrument given pursuant to this Lease.
     Any Notice shall be in writing and may be delivered in person or sent by registered ail, messenger or bailiff with proof of delivery and shall be addressed:
     (a) If to Landlord, at the address set out in Section 1.10;
or to such other Person or at such other address as designated by Landlord’s Notice, and
     (b) if to Tenant,
Suite 1800, 160 Elgin Street,
Ottawa, ON
To the attention: Director, Special Projects
     Any such Notice shall be conclusively deemed to have been given or made on the day upon which such Notice is delivered in person or if sent by registered mail, messenger of bailiff, at the date appearing on the proof of delivery. Either party may at any time give Notice to the other of any change of address of the party giving such Notice and from and after the giving of such Notice, the address therein specified shall be deemed to be the address of such party for the giving of Notices hereunder.
17.13 Registration
     This Lease may be registered in its abridged version or by notice of lease prepared by Tenant at its own cost provided such abridged lease or notice of lease does not contain any of the financial terms and conditions of the Lease and that Landlord has approved such abridged lease or notice of lease prior to its publication. The abridged lease or the notice of lease (whichever is being used by Tenant) shall, in any case, contain a provision stating that the Lease supersedes any provision of the abridged lease or the notice of lease. Should the abridged lease or a notice of lease be published as aforesaid. Tenant shall, at the termination thereof, cause same to be cancelled at its expense, failing which Landlord will have the right to cause such cancellation and charge Tenant with the Landlord’s Costs of same.
17.14 Assignment by Landlord
     In the event of the sale or lease by Landlord of the Building, or of any part thereof, or the assignment by Landlord of this Lease or any interest of Landlord hereunder, Landlord shall be released of all liability with respect to all obligations of Landlord pursuant to the Lease. It shall be deemed and construed without further agreement between the parties, or their successors in interest, or between the parties and the transferee or acquiree of any such sale, lease or assignment, that the transferee, acquiree or lessee has assumed and agreed to carry out any and all of the obligations of Landlord under the Lease to landlord’s exoneration, and Tenant shall thereafter be bound to such transferee, acquiree or lessee, as the case may be, as landlord under the Lease.
17.15 No Broker
     Tenant represents and warrants to landlord that no broker or agent negotiated or was instrumental in consummating the Lease, other than the Broker mentioned in Section 1.1 of the Summary Provisions (if any), whose fees or commissions shall be paid by Landlord. Any other brokerage commission shall be paid by the Tenant.
17.16 Governing Law
     This Lease shall be construed and governed by the laws of the Province of Ontario and any federal Laws applicable therein. Should any provisions of this Lease or its conditions be illegal or not enforceable under the Laws of such province it or they shall be considered severable and the Lease and its conditions shall remain in force and be binding upon the parties as though the said provision or provisions had never been included. Any dispute arising out of the interpretation or application of any provisions of this Lease shall be decided by the appropriate tribunals located in province of Ontario.
17.17.
17.18 Schedules

     The schedules set out at length in the following pages form an integral part of the Lease and consist of the following:

Schedule “A” and “A-1”	Floor plan
Schedule “B”	Defined Terms
Schedule “C”	Utilities and Services
Schedule “D”	Rules and Regulations
Schedule “E”	Acceptance form
ARTICLE 18: SPECIAL CONDITIONS
18.1 Unitholder Liability
     If Landlord or any assignee of the beneficial rights of Landlord is ever a Real Estate Investment Trust (a “REIT”), then Tenant acknowledges and confirms that the obligations of Landlord hereunder are not and may not be binding on a trustee of the REIT, any registered or beneficial holder of one or more of the units of the REIT (“Unit Holder”) or any annuitant under a plan of which such Unit Holder acts as trustee or carrier or any of the officers, employees or agents of the REIT and that resort shall not be had to, nor shall recourse or satisfaction be sought from, any of the foregoing or the private property of any of the foregoing, and for clarity, Tenant’s recourse shall be limited to Landlord’s interest in the Building.
18.2 Ground Floor Premises Rules and Regulations
     Tenant acknowledges that outside the hours of 7:00 a.m. to 6:00 p.m. Monday through Friday of each week there are more stringent security measures applicable to the ground floor of the Building and Tenant agrees to abide by all Building rules and regulations in place from time to time.
18.3 After Normal Business Hours
     Subject to Landlord’s rules and regulations and reasonable Building security requirements and, for clarity, section 17.10, it is understood that Tenant requires and shall therefore have the right to access the Premises and conduct business thereon seven (7) days per week, from 8:00 a.m. to 11:00 p.m. Landlord acknowledges having been advised by Tenant that this is an integral part of Tenant’s business operations and is crucial therefore, subject to the payment by Tenant of the cost thereof and subject to any reasonable interruptions for modifications, repairs and replacements to the system or Building (which Landlord agrees to provide advance notice to Tenant (except n the case of an emergency in which case no notice shall be required) and which landlord agrees to use commercially reasonable efforts to effect as quickly as possible with as minimal interruption as is reasonably possible), Landlord shall provide to Tenant HVAC during such hours unless Tenant gives Landlord at least two (2) business days’ prior written notice to the contrary. Any costs for the operation of the HVAC equipment outside Normal Business Hours shall be charged to Tenant at the current Building rates from time to time. Landlord confirms that, for the purposes of this Section 18.3, “Normal Business Hours” shall be 7:00 a.m. to 6:00 p.m. Monday to Friday.
18.4 First Right – Other 18th Floor Premises
     Subject to Section 18.8 below, if, at any time during the Term (or any extension thereof), any premises on the 18th floor of the Building (“Other 18th Floor Premises”), become or are expected to become vacant and available for leasing by Landlord after the termination, surrender or expiry of the existing lease of such Other 18th Floor Premises or the leases of tenant(s) who have been relocated to such Other 18th Floor Premises (including renewals or extension thereof pursuant to rights contained therein or other agreements as landlord may conclude with the existing tenant(s) of such Other 18th Floor Premises or tenant(s) who have been relocated to such Other 18th Floor Premises) to end after the Commencement Date of this Lease, subject only to any other rights to lease such Other 18th Floor Premises which have been granted to any other tenant or tenants prior to the date of this Lease, then, provided there remains a minimum of two (2) years before the expiry of the Term (or, if less than two (2) years remain before the expiry of the Term, Tenant has remaining and, has agreed in writing to exercise its Option to Extend as set out in Section 18.6 below so that there remains greater than two (2) years), Tenant shall have the right to lease such Other 18th Floor Premises on the terms hereafter set forth.
     Landlord shall give Tenant notice (“Landlord’s Notice”) of the anticipated date of availability for occupancy of such Other 18th Floor Premises (“Offered Premises”), and of the minimum Rent for which Landlord would be willing to lease such Offered Premises to Tenant, which shall be the then current market rates as indicated on Landlord’s prevailing rental schedule for comparable premises in the Building for the time of commencement of the lease of such Offered Premises and the length of the “Term.” Tenant shall thereupon have the right, to be exercised by written notice to Landlord within three (3) days after receipt of Landlord’s Notice to agree to lease such Offered Premises at the Minimum Rent and on the terms and conditions set out in landlord’s Notice and otherwise, on the terms and conditions of landlord’s then standard form of lease for the Building, which, for clarity, shall provide that:
(i)	the term of the lease for the Offered Premises shall commence on the date set forth in Landlord’s Notice, and shall be coterminous with the Term of this Lease;

(ii)	all Rent (including Minimum Rent and all other amounts payable hereunder) shall be payable commencing on the commencement date of the lease of such Offered Premises and shall continue thereafter at all times throughout the term of such lease without there being any period during which any such Rent shall not be payable;

(iii)	Tenant shall accept the Offered Premises in their existing condition and Landlord shall not be required to perform any leasehold improvements or do any other work in respect of the Offered Premises or pay any allowances or give any other inducements to Tenant in respect thereof; and

(iv)	for clarity, there shall be no right to terminate for such Offered Premises notwithstanding that Tenant may still have the right to terminate this Lease in respect of the Premises under Section 18.9.
     If Tenant exercises such right within the time and manner as aforesaid, Tenant shall, prior to Tenant being entitled to occupy the Offered Premises, execute Landlord’s standard form of lease for the Offered Premises.
     Failing exercise by Tenant of the said right to lease the Offered premises within the time and in the manner as aforesaid, Tenant’s right in respect of such Offered Premises shall be null and void and forever extinguished. It is agreed that whether or not Tenant exercises its right to lease the Offered Premises, if the Offered Premises is less than the whole of the Other 18th Floor Premises, then this right shall continue to exist in respect of the balance of the Other 18th Floor Premises until all such Other 18th Floor Premises has become Offered Premises or until the right otherwise terminates by its terms, whichever is earlier.
     18.5 Option to Extent
(a)	Subject to Section 18.8 below (other than 18.8(iii)) and the provisions of this Section 18.5, Tenant shall have the option to extend the Term of this Lease for a further term of five (5) years (the “Extension Term”). The Extension Term shall be on Landlord’s then standard form of lease for the Building and it is understood and agreed that: (i) there shall be no further right to extend after the expiry of the Extension Term; (ii) the Minimum Rent shall be the current Market Rent as determined pursuant to subsection 18.5(b); and (iii) there shall be no tenant’s allowance or rent-free period for the Extension Term and the Premises shall be accepted by Tenant in “as is” condition at the commencement of the Extension Term without landlord being required to perform any work. Such right to extend shall be exercisable by written notice to landlord by not later than twelve (12) months prior to the expiry of the original Term hereof, failing which such right shall be null and void and forever extinguished.

(b)	The Minimum Rent for the Extension Term shall be the current market rent for the Premises (“Market Rent”). As used herein, “Market Rent” means the annual rental which could reasonably be obtained by Landlord for the Premises from a willing tenant or willing tenants dealing at arms’ length with landlord in the market prevailing for a term commencing on the relevant date, having regard to all relevant circumstances including the size and location of the Premises, the facilities afforded, the terms of the lease thereof (including its provisions for Additional Rent), and the leasehold improvements therein, and disregarding Tenant’s trade fixtures and also disregarding any deficiencies in the condition and state of repair of the Premises as a result of Tenant’s failure to comply with its obligations hereunder in respect of the maintenance and repair of the Premises, and having regard to rentals currently being obtained and leasing inducements, if any (including leasehold improvement allowances, rent free periods, lease takeovers), being paid for comparable space in the Building (if applicable) and for comparable space in other comparable class buildings comparably located to achieve the face minimum rental rates in such comparable class buildings. The Market Rent for the Extension Term shall be as agreed upon between Landlord and Tenant or, failing agreement by Landlord and Tenant, by not later than three (3) months prior to the expiry of the Term hereof, the Market Rent shall be established in the manner set out in subsection 18.5(c). In the event that the Minimum Rent payable during the Extension Term has not bee determined prior to the commencement of the Extension Term, then until such determination has been made, Tenant shall pay Minimum Rent at a rate equal to one hundred (100%) percent of the Minimum Rent payable during the immediately preceding twelve (12) month period. Upon determination of the Minimum Rent for the relevant Extension Term, either Landlord shall pay to Tenant any excess or Tenant shall pay to landlord any deficiency in the payments of Minimum Rent previously made by Tenant.

(c)	Landlord or Tenant (the “Requesting Party”) shall be entitled to notify the other party hereto (the “Receiving Party”) of the name of an expert for the purpose of determining the Market Rent. Within fifteen (15) days after such notice from the Requesting Party, the Receiving Party shall notify the Requesting Party either approving the expert proposed by the Requesting Party or naming another expert for the purpose of determining the Market Rent. Should the Receiving Party fail to give notice to the Requesting Party within the said fifteen (15) day period, the expert named in the notice given by the Requesting Party shall perform the expert’s functions hereinafter set forth. If Landlord and Tenant are unable to agree upon the selection of the expert within fifteen (15) days after such notice from the Receiving Party to the Requesting Party, then either party shall be entitled to apply to a court to appoint an expert in the same manner as an arbitrator may be appointed by a court under the Arbitrations Act of Ontario. The expert appointed, either by landlord and/or Tenant or by a court, shall be qualified by education, experience and training to value real estate for rental purposes in the Province of Ontario and have been ordinarily engaged in the valuation of real property in the municipality in which the Building is located for at least the immediately preceding five (5) years. Within thirty (30) days after being appointed, the expert shall make a determination of the Market Rent, after receiving evidence from both Landlord and Tenant. The cost of such determination shall be borne equally by the parties. The determination of the expert as to the Market Rent shall be conclusive and binding upon landlord and tenant and not subject to appeal.
18.6 Signage
     Provided that and so long as Decima Research Inc. is itself Tenant and, either it or its assignee of the whole of the Premises, is in occupancy of and conducting business on the whole of the Premises in accordance with the terms of this Lease, then, subject to compliance with all Laws, and subject to Landlord’s prior written approval as to the size, design, location and method of affixing the same, Tenant shall, at Tenant’s expense, have the right to display throughout the Term and Extension Term: (a) its corporate designation in the Building standard form on an exterior ground floor column to be designated and approved by Landlord or at Landlord’s option, Building standard podium signage in lieu of the column signage; (b) its corporate logo in the Building director board; (c) its corporate logo on the elevator reception area on the 18th and ground floors of the Building in standard form; (d) its corporate logo over its Ground Floor Premises in the Building standard form (collectively, the “Signs”). The signage rights granted in this subsection 18.6 are non-assignable and may only be exercised for so long as Decima Research Inc. or its said assignee is itself the occupant of and conducting business on all of the Premises in accordance with the terms of this Lease and is not in default hereunder.
     Such Signs will be the property of Tenant and Tenant shall be solely responsible for all of the following:
(i)	all costs incurred as a result of or respecting such Signs including, without limitation, the cost of such Signs, all costs of installation of such ?Signs and all fixtures, fittings and attachments in association therewith (“Fittings”) including costs of any necessary changes to the Building required to accommodate the same, and all costs of repair, maintenance and replacements in respect of such Signs and Fittings;

(ii)	all necessary repairs, maintenance and replacements required to the Building as a result of such Signs and Fittings;

(iii)	all damages caused by such Signs and Fittings;

(iv)	all taxes resulting from such Signs and Fittings; and

(v)	all costs of insurance premiums incurred for all insurance carried by Landlord in its sole discretion, in respect of such Signs and Fittings.
Tenant shall keep such Signs and Fittings in a state of good, first class, attractive and clean condition and appearance at all times throughout the Term and, upon the expiry or earlier termination of the Term, or earlier upon Decima Research Inc. or its assignee of the whole of the Premises ceasing to occupy or to conduct business on any portion of the Premises or defaulting under the terms of this Lease, Tenant shall remove all or such portions, as required by Landlord, of such Signs and Fittings and shall make good all damage caused by the Signs and Fittings and by the installation and/or removal thereof. To the extent that Landlord does not require the removal of all or any such portions of any such Signs and Fittings as aforesaid, the same shall forthwith, upon the expiry or termination of this Lease, or upon Tenant’s no longer being entitled to maintain the Signs in accordance with the foregoing provisions hereof, become the absolute property of Landlord on payment of no compensation whatever.
18.7 Parking
(a)	Throughout the Term and any extension thereof pursuant hereto, Tenant shall have the right to use (10) reserved spaces and, subject to subsection (b) below, up to fifteen (15)

unreserved spaces for parking automobiles (collectively, the “Parking Spaces”) in the parking facilities at the Building (the “Parking Garage”), in such locations as designated from time to time by Landlord or the operator of the Parking Garage (except that the ten (10) reserved spaces shall continue to be located on Level C or below), and subject to the terms set out below. For each of such Parking Spaces, Tenant shall pay to Landlord, whether or not Tenant actually uses the Parking Spaces or any of them, the prevailing monthly rates charged from time to time by Landlord or the operator of the Parking Garage for the use of reserved and unreserved parking spaces respectively.
(b)	In connection with the fifteen (15) unreserved Parking Spaces only, Tenant shall have the right to exercise by written notice to landlord not later than thirty (30) days prior to each anniversary of the Commencement Date during the Term (including any Extension Term), to designate the number of unreserved Parking Spaces, (up to fifteen (15) unreserved Parking Spaces) that it will use during the next succeeding year, and Tenant’s liability to pay for the use of such unreserved Parking Spaces in respect of that year shall be for that designated number of Parking Spaces, and Tenant shall pay for such designated number of spaces whether or not Tenant actually uses such designated number of spaces. Provided that it Tenant designates less than fifteen (15) unreserved Parking Spaces in any year, and Tenant desires some greater number of unreserved Parking Spaces, in any succeeding year, landlord shall be under no obligation to provide same if such spaces are not available but shall use reasonable commercial efforts to provide such additional unreserved parking spaces. If, at any anniversary of the Commencement Date, Tenant does not designate a number of unreserved Parking Spaces it will use during the next succeeding year, Tenant’s liability in respect of that year shall be the number of unreserved Parking Spaces designated in the immediately preceding year. For clarity, there shall be no right to adjust the ten (10) reserved Parking Spaces.
(c)	Tenant shall ensure that Landlord is at all time in possession of up-to-date information as to the owner, license plate number and description of each automobile authorized to use such Parking Spaces.
(d)	Landlord may from time to time make and amend such rules and regulations for the management and operation of the Parking Garage as Landlord shall determine and Tenant and all persons under its control, including without limitation all users of the Parking Spaces, shall be bound by and shall comply with all of such rules and regulations of which notice is given to Tenant from time to time and all of such rules and regulations shall be deemed to be incorporated into and form a part of this Lease.
(e)	For emphasis only, and without affecting or limiting the meaning of any provision of this Lease, it is agreed that the following sections of this Lease apply to the rights granted to Tenant hereunder in respect of the Parking Spaces, namely Sections 9.3 (“Loss or Damage”) and 9.4 (“General Indemnification of Landlord”).
(f)	If Tenant or any person permitted by Tenant to use any of the Parking Spaces fails to comply with the provisions of this Lease in respect of the Parking Spaces, including without limitation the rules and regulations from time to time applicable to the Parking

Garage, then Landlord shall have the right to terminate or suspend the privileges of the offending party to use the Parking Garage, provided that the exercise of such right by Landlord shall not limit or affect the obligation of Tenant hereunder to pay for all parking Spaces.

(g)	No motor vehicle other than a private passenger automobile, station wagon or van shall be parked on or in any part of the Common Facilities of the Project, including without limitation the Parking Garage, nor shall any repairs other than emergency repairs immediately necessary for operation of a vehicle be made to any motor vehicle in or on any of the Common Facilities, including without limitation the Parking Garage, and no motor vehicle shall be driven on any part of the Common Facilities other than on a driveway or in the Parking Garage.
(h)	It is understood and agreed that Landlord is not responsible for theft of or damage to the vehicle or its equipment or articles left in the vehicle.
(i)	it is understood and agreed that no vehicle powered by propane, hydrogen or natural gas are allowed in the garage.
18.8 Landlord’s Right to Revoke
     Notwithstanding the foregoing, at Landlord’s option, any of the rights conferred under Sections 18.4 and 18.5 may be revoked in whole or in part if, at the time Tenant exercises the option(s) conferred, Tenant: (i) is in default under this Lease or at any time during the Term (as same may have been extended), Tenant has been in default beyond the applicable cure period expressly provided for in this lease (provided that a non-monetary default such as a repair obligation which remains outstanding beyond the applicable cure period as a result of it being bona fide disputed by Tenant, shall not result in a loss of this right); or (ii) has become bankrupt or insolvent or has made an assignment for the benefit of creditors or has taken the benefit of any statute in force for bankrupt or insolvent debtors, or a petition in bankruptcy has been filed against Tenant, or a receiving order has been made against Tenant, or proceedings have been commenced respecting the winding-up or other termination of the existence of Tenant, or a receiver or other person has taken possession or effective control of the assets or business of Tenant or a substantial portion thereof, or there are outstanding writs of execution ; or (iii) Decima Research Inc has assigned this Lease or sublet or parted with possession of all or any part of the Premises or there has been a change of control in ownership of the majority of the capital stock of Tenant; or (iv) is not in possession of and conducting business on the whole of the Premises in accordance with the terms of this Lease. Notwithstanding the foregoing, failure by Landlord to revoke any of the rights set out above, shall not be deemed a waiver of Landlord’s right to revoke any other right from time to time or a waiver of any default under this Lease for which Tenant shall remain liable to remedy in accordance with this Lease.
18.9 Right to Terminate
     Provided that Tenant is not then in default beyond the applicable cure period, if any, expressly provided for in this Lease, Tenant shall have the right, exercisable by written notice received by Landlord not later than February 27, 2010 (“Termination Notice”), to terminate this Lease and be released from all future Rent obligations as of February 28, 2011 (“Termination Date”). Such release shall be effective if and only if Tenant pays to landlord, not later than thirty (30) days prior to the Termination Date, the aggregate of: (i) a sum equal to the unamortized portion of any allowances paid to Tenant (which, for clarity, as of the date hereof include the amounts paid by landlord under Section 3.4 and Section 18.11 of this Lease) and all leasing costs incurred by Landlord amortized over a ten (10) year period commencing March 1, 2006 and ending February 28, 2016 at an interest rate of eight (8%) percent per annum; plus (ii) a sum equal to Minimum Rent and Additional Rent payable under this Lease for the Premises for a six (6) month period.
18.10 Fixturing Period — Ground Floor Premises Only
     Upon execution of this Lease and subject to the terms hereof and provided Tenant has delivered to Landlord certificates of insurance satisfactory to Landlord and the construction policies for the Building, Tenant shall be entitled to take possession of the Ground Floor Premises to and including February 28, 2006 (the “Fixturing Period”) in order to construct its interior improvements and complete the Premises by the Commencement Date. The Tenant may occupy the Ground Floor Premises upon completion of construction of its interior improvements in order to carry on its day-to-day business. During the Fixturing Period, Tenant shall not be obligated to pay minimum Rent, Operating Expenses or Taxes but Tenant shall be subject to all of the other terms and conditions of this Lease insofar as applicable, including, without limitation, the obligation to pay utilities, business taxes (if any), the obligation to maintain insurance and the provisions relating to the liability of Tenant and the indemnification of Landlord.
18.11 Allowance
(a)	Provided this Lease has been executed by each of the parties, Landlord agrees to provide Tenant with the following leasehold improvement allowance (plus applicable taxes), as follows:
i.	in connection with the Ground Floor Premises, an amount equal to Fifteen Dollars ($15.00) per square foot of the Gross Rentable Area of the Ground Floor Premises (‘Ground Floor Premises Allowance”); and

ii.	in connection with the 18th Floor Premises, an amount equal to Five Dollars ($5.00) per square foot of the Gross Rentable Area of the 18th Floor Premises (“18th Floor Premises Allowance”);
(the Ground Floor Premises Allowance and the 18th Floor Premises Allowance being hereinafter collectively referred to as the “Allowance”).

(b)	The Allowance as set out above shall be paid by Landlord to Tenant thirty (30) days following the later of:

i.	execution of this Lease; and

ii.	Tenant providing Landlord with both:
1.	receipted invoices for the performance of all of Tenant’s Work;

2.	certification by Tenant or a senior officer of Tenant and by each of Tenant’s contractors or a senior officer thereof that Tenant’s Work has been completed, the date of such completion and that all accounts relating to Tenant’s Work have been paid in full and that no lien has or may be claimed with respect thereto and that all construction lien periods have expired.
(c) Provided Tenant is not in default, Landlord shall pay to Tenant from the Allowance the amount required to reimburse Tenant for the amounts paid as evidenced by the invoices provided in subsection 18.11(b)(ii)(2) above. Further, Landlord agrees that if the amount of the Allowance exceeds the amount so paid by Landlord to Tenant, any unused amounts shall be credited to the account of Tenant and applied toward the first Rent due under this Lease.
ARTICLE 19: ACKNOWLEDGMENT & SIGNATURES
     THE PARTIES HERETO ACKNOWLEDGE AND DECLARE THAT ALL CLAUSES OF THE LEASE, INCLUDING THE ATTACHED SCHEDULES, HAVE BEEN DISCUSSED AND NEGOTIATED FREELY BETWEEN THEM AND THAT EACH PARTY HAS RECEIVED ALL NECESSARY LEGAL ADVICE FROM A LEGAL COUNSEL OF ITS CHOICE BEFORE SIGNING AND EXECUTING THE LEASE.

     Signed by Landlord as of the                       day of                                         , 2008 ..

160 ELGIN LEASEHOLDS INC.

Per:
Name: Nathan Uhr
Title: Vice-President, Acquisition

Per:

Name: Mona Moore
Title: Leasing Manager

I/We have authority to bind the Corporation.

DECIMA RESEARCH INC.

Per:

Name: Kerri Loiselle
Title: Director, Special Projects

Per:

Name:
Title:

SCHEDULE A

SCHEDULE A-1

SCHEDULE “B”
DEFINED TERMS
1.	“Additional Rent” means all sums of money, other than Minimum Rent, payable by Tenant pursuant to the Lease.
2.	“Authorized Use” means offices used for Tenant’s current activities at the time of the execution of this Lease and no other use, and subject to exclusivities granted or to be granted to third party tenants and, as a further limitation to the specific purpose herein set forth. Tenant further agrees that the Premises shall not be used for the operation of any of the following:
(a)	any business which is or is similar to the business carried on by a bank, or by a trust, acceptance or loan corporation, or by a corporation or organization engaged in the business of accepting money or deposit or lending money; or

(b)	a telecommunications common carrier, as define in the Telecommunications Act (Canada) or any business or enterprise involved in or dealing with telecommunications; or

(c)	any business offering management consulting or systems integrator services; or

(d)	a restaurant, cafeteria, or cocktail lounge business or the sale or delivery of food or beverages; or

(e)	any other activities restricted by the Rules and Regulations.
3.	“Broker” means the broker set forth in Section 1.11 of the Summary Provisions.
4.	“Building” shall refer to the Land and to the whole of the buildings, structures, improvements, machinery, equipment and Common Areas erected or installed on the Land, including the buildings currently bearing the civic address(es) of 1y60 Elgin Street, Ottawa.
5.	“Business Taxes” means, (a) all business, service, water and other taxes, rates, duties, assessments and other charges that are imposed against or in respect of the improvements, equipment and facilities of Tenant on or in the Premises or the Building or any part of either of them or Landlord on account of its ownership of or interests in either of them; and (b) every tax and license fee that is imposed against or in respect of business carried on in the Premises or in respect of the use or occupancy of the Premises or any part of the Building by Tenant or its subtenants or licensees, or against landlord on account of its ownership of the Premises or the Building.

6.	“Capital Taxes” means an amount of the tax imposed by the federal and provincial tax authorities upon landlord, or the owner(s) of the Building, (and if the owner or one of the owners is a partnership, upon the partners of such partnership), which is measured by or based in whole or in part upon the capital, surplus, reserves or indebtedness of such landlord, owner(s) or partner(s), and including without limitation any taxes on large corporations.
7.	“Commencement Date” means the date set forth in Section 1.4 of the Summary Provisions.
8.	“Common Areas” means all areas, facilities, systems, improvements or equipment which Landlord provides or designates to service the Building or which are intended for the common use or enjoyment of the tenants of the Building. Common Areas may or may not be located in the Building and shall include, without limitation, roadways, walkways, sidewalks, landscaped areas, plazas, lobbies, washrooms available for use of tenants and/or public, open or enclosed pedestrian malls, courts, arcades, tunnels, bridges, truck courts, common loading areas and delivery facilities, driveways, customers and service ramps, stairways, escalators and elevators available for use by the public or by tenants generally, fire detection, fire prevention and communication facilities, common pipes, electrical, plumbing and other common mechanical and electrical installations, equipment, and services, public seating facilities, and all other areas and facilities from time to time provided, designated, or made available by Landlord for the use of Tenant and other tenants or members of the public. Landlord expressly reserving the right to eliminate, substitute or rearrange any or all of the areas so provided and designated without claim by Tenant in respect of any such elimination, substitution or rearrangement.
9.	“Environmental Laws” means the Laws exclusively or partially governing the environment and its protection or conservation.
10.	“Expert” means any professional consultant appointed by Landlord who, in the reasonable opinion of Landlord, is qualified to perform the specified function and where necessary is licensed to perform a specified function in the Province of Ontario.
11.	“Expiration Date” means the date set forth in Section 1.4 of the Summary Provisions.
12.	“Gross Rentable Area” or “GRA” means, in connection with the Premises, the area of the Premises expressed in square feet (or square meters) and measured in accordance with the 1980 BOMA standards of measurement as verified by the Landlord’s architect.
RIDER 30A
Notwithstanding the foregoing, the Landlord shall have the right to remeasure the Premises during the Extension Term in accordance with the rentable area calculation under ANSI BOMA 1996 Standards of Measurement all in accordance with Section 3.2

13.	“Improvements” means any alterations, repairs, works, replacements, changes, additions or improvements, including, without limitation any connection of apparatus to the electrical system (other than a connection to an existing duplex receptacle), to the plumbing lines, to the heating, the air-conditioning or the sprinkler system or any installation of electrical sub-meters.

14.	“Indemnifier(s)” Intentionally deleted.
15.	“Land” shall refer to ALL AND SINGULAR that certain parcel or tract of land and premises, situate, lying and being in the City of Ottawa, Regional Municipality of Ottawa-Carleton, and being lot 50 Plan 2996, south side of Gloucester Street; Lots 50, 51, 52, 53, 54, 55, 56 and 57 Plan 2996, north side of Nepean Street, Lot A Plan 4556, west side of Elgin Street; and Lots 50, 51, 52, 53, 54, 55, 56 and 57 Plan 4556, south side of Gloucester Street, City of Ottawa, Regional Municipality of Ottawa-Carleton (save and except the lands described in Instrument No. CR571759).

16.	“Landlord” means 160 Elgin Leaseholds Inc., and its successors and assigns.
17.	“Landlord Costs” means with respect to any cost incurred by Landlord, the actual amount thereof plus 15% thereof on account of management and overhead.

18.	“Laws” means:
(a)	constitutions, treaties, acts, codes, ordinances, orders, decrees, edicts, rules, by-laws and regulations, whether municipal, provincial, federal, national, international, foreign or other;

(b)	judgments, orders, writs, injunctions, rulings, decrees, ordinances and sentences of a tribunal, court, a government agency or a regulation department;

(c)	policies, voluntary restraints, practices of guidelines of a government agency having the force of law; and

(d)	all provisions of the foregoing,
which bind or affect the party or Person mentioned therein. The term “Laws” includes Environmental Laws.
19.	“Lease” refers to the present Agreement of Net Lease.
20.	“Minimum Rent” means the minimum rent set forth in Section 1.5 and subject to adjustment as set forth in Section 3.2
21.	“Mortgagee” means a hypothecary or mortgage creditor (including a trustee for bondholders) of the Landlord holding securities against the Building or part of it or a ground or underlying lessor.

22.	“Normal Business Hours” means such hours on such days as landlord determines and being, on the date hereof, from 8:00 A.M. to 5:00 P.M. of each business day (Sunday and holidays excluded) and from 8:00 A.M. to 12:30 P.M. on Saturday.

23.	“Notice” has the meaning set forth in Section 17.12.
24.	“Operating Expenses” shall mean all costs incurred by Landlord in the management, operation, maintenance, repair, replacement, insurance, or supervision of the Building and the Common Areas, including without limitation (but without duplication) the following:
(a)	salaries, benefits, pensions and related personnel costs and taxes for employees of Landlord engaged in the management, supervision, maintenance, operation, repair, security or replacement of the Building and all service contracts as well as the fair market rental value of space (in the Building or in another building) that is used by Landlord or its agent or contractor in connection with the maintenance, repair, administration and management of the Building and any taxes related thereto;

(b)	telephone, telecopier and stationery;

(c)	cleaning, building and cleaning supplies, uniforms and dry cleaning, cleaning of windows and exterior curtain wall;

(d)	snow removal, landscaping, and lighting in the Common Areas;

(e)	garbage waste collection and disposal;

(f)	electricity, water, steam and other utilities, except as chargeable separately to Tenant under the Lease, and any taxes on utilities which are not recoverable from Tenant under other provisions of the Lease;

(g)	policing, security, concierge and other tenant services;

(h)	rental of any equipment, signs and decorations;

(i)	heating, ventilating and air-conditioning of the Building, including without limitation the cost of operating, repairing, maintaining, replacing and inspecting the machinery, equipment and other facilities, and the cost of providing condenser water from cooling towers or chilled water for the HVAC equipment;

(j)	insurance as may be carried by landlord, such costs to include without limitation premiums, deductibles and other related charges, in respect of or attributable to the Building or related thereto including without limitation all risk insurance against fire and other perils and liabilities regarding casualties, injuries and damages, boiler and machinery insurance and rental income insurance;

(k)	conservation of energy programs referred to in Schedule “C”;

(l)	depreciation or amortization (on a straight-line basis over the useful life or such other period as reasonably determined by Landlord) of the costs of:
(i)	all capitalized machinery, equipment or supplies owned by Landlord;

(ii)	replacements of all facilities serving or comprising the Building which by their nature require periodic replacement and which are not charged fully in the Rental Year in which they are incurred; and

(iii)	repairs, modifications and improvements which are not charged fully during the Rental Year in which they are incurred.
(m)	interest calculated at three percentage (3%) points above the average Prime Rate upon the unamortized portion of the cost of all such items being amortized or depreciated;

(n)	repairs, replacements, modernization, additional equipment or improvements required by law or by Landlord’s insurers or which, in Landlord’s reasonable opinion, may reduce Operating Expenses or are for the benefit or safety of Building users, including, without limitation, the cost of communications equipment installed for the potential benefit of the tenants in general and not for exclusive use by a particular tenant;

(o)	professional fees except as they relate to the leasing of the Building;

(p)	deleted

(q)	any Taxes not otherwise charged directly to Tenant as per Section 5.2 of this Lease;

(r)	repairs, maintenance and replacements of every nature to the Building, (excluding major repairs and replacements to the structural elements of the Building (save and except for the roof membrane), structural defects and other structural costs necessary to comply with current and future building codes);

(s)	an administration fee of 15% of such total costs, excluding Taxes (as defined in paragraph 36 of this Schedule B), it being understood and agreed that such administration fee shall be deemed not to constitute duplication with any of the costs which form part of the Operating Costs, including, without limitation, those costs set out in paragraph 24(a) hereof.

Notwithstanding the foregoing, Operating Expenses shall exclude or have deducted therefrom as the case may be:
(i)	interest on debt or capital, retirement of debt and all other debt service charges;

(ii)	costs of attracting tenants to the Building including, without limitation, leasing and rental advertising costs, agents’ commission charges and any other fees, salaries or expenses incurred by Landlord in leasing the Building;

(iii)	costs for the installation of partitioning or any tenant’s improvements;

(iv)	depreciation’

(v)	until February 28, 2011, costs and expenses properly chargeable to capital accounts according to generally accepted accounting principles;

(vi)	until February 28, 2001, depreciation and amortization as set out in subsection 24(l) above and interest costs as set out in subsection 24(m) above;

(vii)	net proceeds received by Landlord from insurance policies taken out by Landlord to the extent that such proceeds relate to costs and expenses incurred in the maintenance and operation of the public or common areas of the Building;

(viii)	all amounts which otherwise would be included in Operating Expenses which are recovered by Landlord from tenants as a result of any act, commission, default or negligence of such tenants;

(ix)	any and all costs and expenses incurred as the result of faulty construction, improper materials and workmanship in respect of the Building or the Premises which Landlord has received compensation for, from the party performing such work;

(x)	other than as specifically provided for herein, any and all costs of maintenance, repairs or replacement to structural portions or elements and roof of the Building;

(xi)	any income taxes, corporation taxes, business taxes, Capital Taxes or other taxes personal to landlord, ground rental, penalties relating to the late payment by landlord of any utilities or taxes;

(xii)	any amount directly chargeable by Landlord to any tenant or tenants of the Building as provided for in their respective leases (but, for clarification, not recoveries from tenants);

(xiii)	any amounts paid or payable by Landlord as Sales Taxes, on account of the purchase or supply of goods and services, the cost or expense of which have been included in Operating Expenses; and

(xiv)	until February 28, 2011, costs incurred in the operation, maintenance, repair and replacement of the multi-level parking structure erected on the Lands.
For clarity, from and after March 1, 2011, the provisions of Section 24(v), (vi) and (xiv) shall no longer apply and Landlord shall be entitled to include into Operating Expenses such costs, expenses and interest.

25.	“Person” includes any individual, firm, partnership, corporation or other entity or any combination thereof.
26.	“Premises” means those certain premises described in Section 1.1 with all improvements, installations and equipment which are attached thereto at the Commencement Date or during the Term.
27.	“Prime Rate” means the rate of interest announced by the Royal Bank of Canada as its prime rate for commercial corporate borrowers of demand loans in Canadian dollars.
28.	“Proportionate Share of Operating Expenses” means a fraction equal to the total Gross Rentable Area of the Premises divided by the total Gross Rentable Area of the Building.
29.	“Proportionate Share of Operating Expenses” means a fraction equal to the total Gross Rentable Area of the Premises divided by the total Gross Rentable Area of the Building.

30.	“Rent” means all sums of money payable by Tenant pursuant to the Lease.
31.	“Rental Year” means the calendar year. However, the first Rental Year shall mean the period from the Commencement Date to December thirty-first, and the final Rental Year shall mean the period from the end of the next-to-last Rental year to the date of termination of this Lease. Landlord may by written Notice to Tenant specify an annual date upon which each subsequent Rental Year will commence, in which event the then current Rental Year for such purposes will terminate on the day preceding such date.
32.	“Rules and Regulations” means the rules and regulations adopted by Landlord pursuant to Section 17.1. The Rules and Regulations in force on the Commencement Date of the Lease are those set out in Schedule “D.”
33.	“Sales Taxes” means any and all goods and services, sales, value-added, multi-stage consumption, use Taxes (such as, without limitation, the Goods and Services Tax (G.S.T.)) and any other similar taxes imposed on Landlord or Tenant with respect to Rent, to the Lease, to the goods and services provided by landlord under the Lease including without limitation the rental of the Premises or administrative services provided to Tenant or to tenants generally.
34.	“Security” means collectively the guarantees, the fixed and floating charges, mortgages, debentures or hypothecs and other security granted by TrizecHahn Corporation, TrizecHahn Office Properties Ltd. and/or Telecom Properties Ltd., their successors and assigns in favor of the Trustee.
35.	“Specified Date” means such date as may be specified by Notice from Landlord to Tenant.
36.	“Taxes” means all real estate taxes, Business Taxes, water or services taxes, rates and assessments, and other taxes, charges, duties, levies or fees imposed by any lawful authority (whether municipal, provincial, parliamentary or otherwise) against the Building or any part thereof (including any accessories and improvements), or in respect of the Common Areas, or upon Landlord in respect thereof, including, where applicable, all taxes, surtaxes, rates, assessments, duties, levies, fees, charges and impositions, general and special, levied or imposed for schools, public betterment, general or local improvements, save and except for Capital Taxes and income taxes.

If the system of taxation now in effect is altered and any new tax, surtax, or levy whatsoever is imposed or levied on the Building or its owner(s) or on revenues from the Building, in substitution for or in addition to Taxes presently levied or imposed on immovables in the City where the Building is located, the term “Taxes” shall include such new tax, surtax or levy.

Landlord shall have the right from time to time to allocate and re-allocate Taxes among areas within the Building, provided such allocations are not inconsistent with legislation dealing with assessment and taxation matter from time to time.

37.	“Tenant” means DECIMA RESEARCH INC. and its successors or permitted assigns.

38.	“Term” means the period starting on the Commencement Date and terminating at 12:00 (noon) on the Expiration Date, subject to the terms and conditions set forth herein.

39.	“Trustee” means a trustee appointed by the Landlord from time to time and its successors and assigns.

SCHEDULE “C”
UTILITIES AND SERVICES
1.	Cleaning

Landlord shall, Monday through Friday except holidays in each week, cause the office portion of the Premises, excluding storage areas and private washrooms, to be adequately cleaned, provided the same are kept in order by Tenant. Such cleaning may be done between the hours of 5:00 P.M. and 6:00 A.M. Windows shall be cleaned as Landlord shall determine.

2.	Elevators
(a)	Landlord shall provide and maintain in working order automatic passenger elevators for operation between the hours of 7:30 A.M. and 6:30 P.M. of each business day, except Saturdays when the hours shall be from 8:00 A.M. to 1:00 P.M., and one such passenger elevator will be subject to call at all other times. Landlord shall be under no obligation to provide operators for any such passenger elevators and the fact that Landlord may in its discretion provide operators shall in no way obligate Landlord to continue such provision.

(b)	Freight service will be provided at such hours as Landlord may designate, and shall be subject to a charge as determined by Landlord.

(c)	Tenant shall have the use of the elevators in common with others but Landlord shall not be liable for any damage caused to Tenant and its officers, agents, employees, servants, visitors or licensees by such others using the elevators in common.
3.	Electric Current
(a)	Landlord, subject to its ability to obtain the same from its principal supplier and to the needs of Landlord and co-tenants, shall cause the Premises to be supplied with electric current for lighting and power. Landlord shall permit its wires and conduits, (being normal office lighting and duplex receptacles) to be used for such purpose.

The obligation of Landlord hereunder shall be subject to any rules or regulations to the contrary of the authority providing electricity or any other municipal or governmental authority.

(b)	As an alternative to the foregoing and at landlord’s discretion, Tenant shall arrange at its expense, directly from the authority providing the same, for the supply of electric current which Tenant shall pay for directly to such authority. Subject to the needs of Landlord and co-tenants, Landlord shall permit its wires and conduits, (being normal office lighting and duplex receptacles) to be used for such purpose.

(c)	Tenant’s use of electric current shall never exceed the safe capacity of existing electrical wiring in the Premises. Any special wires and conduits for Tenant’s special equipment and any required sub-meters shall be supplied and installed by Tenant at its expense.

(d)	At Landlord’s option, Tenant shall purchase from Landlord all lamps, bulbs and ballasts used in the Premises, and to pay for such lamps, bulbs and ballasts and the cost of installation thereof. Any such payment by Tenant shall constitute final acceptance by Tenant of the price therefore and shall be final and binding and without return for any reason.
4.	Energy Conservation

Tenant shall co-operate with landlord and shall participate in the implementation of programs relating to the conservation of energy and recycling of any materials in the Building, provided that lighting is available twenty-four (24) hours per day, seven (7) days per week.

5.	Drinking Water, Towels and Other Services

At Landlord’s option, Landlord shall be the sole supplier of drinking water, towels and any other services or materials, the right to furnish any such services or materials being hereby expressly reserved to Landlord. When such services or materials shall be furnished by Landlord, prices shall be competitive and accounts therefore shall be rendered by landlord at such time as it may elect and shall be immediately payable by Tenant as Additional Rent. Any such payment by Tenant shall constitute final acceptance by Tenant of the price therefore and shall be final and binding and without return for any reason.

In the event that Landlord should elect not to furnish any such services or materials, only persons authorized by Landlord will be permitted to furnish them to Tenant at Tenant’s sole cost and expense, and only at hours and under regulations fixed by Landlord.

6.	Heating or Air-condition
(a)	Landlord shall provide during Normal Business Hours a constant supply of air that is filtered and humidified and either heated or cooled as conditions may require.

(b)	Landlord shall e under no obligation to operate the air-conditioning system in excess of what may be, in its opinion, reasonable and normal in the circumstances and assuming that:

(i)	Tenant keeping all exterior windows closed at all times and blinds fully drawn on all windows exposed to the sun during the cooling cycle, and keeping all registers free fro obstruction so as to permit the proper flow and circulation of air therefrom.

(ii)	the average amount of electrical energy consumed by lights and machines in the Premises not exceeding two (2) Watts per square foot;

(iii)	the occupancy of the Premises not exceeding one person per hundred square feet of space; and

(iv)	it being agreed that Tenant shall be responsible for addressing Tenant’s air conditioning requirements in excess of these assumptions.
(c)	All individual controls required by Tenant shall be installed at Tenant’s expenses.

(d)	In case Landlord deems it necessary to run portions of the system through the Premises in order to serve other tenants, Tenant shall permit landlord and its agents and contractors to perform such work in the Premises.

(e)	Nothing contained in this Schedule or in the Lease shall be deemed to create any obligation of Landlord to furnish electricity, heating, air-conditioning or any other services to Tenant to the extent these are required by the use in the Premises of special equipment such as computers or other electrical or similar equipment or by the existence in the Premises of electrical, computer, storage or equipment rooms.

SCHEDULE “D”
RULES AND REGULATIONS
1.	Tenant shall not perform any acts or carry on any practices which may, in the reasonable opinion of Landlord, tend to lower the character of the Building, damage or injure the Premises or be a nuisance or menace to other tenants or users of the Building or make or permit any improper noises, odors, smoke or vibrations in the Building or in the Premises and shall forthwith upon request by landlord discontinue all acts or practices in violation of this clause and repair any damage of injury caused thereby. Without limiting the generality of the foregoing, Tenant shall utilize no medium which can be heard or experienced outside the Premises.
2.	Tenant shall not cause unnecessary labor by reason of carelessness and indifference to the preservation of good order and cleanliness in the Premises and in the Building.
3.	No animals shall be brought or kept in or about the Building.
4.	Canvassing, soliciting and peddling in the Building is prohibited and Tenant shall co-operate to prevent the same.
5.	The sidewalks, entries, passages, escalators, elevators and staircases shall not be obstructed or used by Tenant or its clerks, servants, agents, visitors or licensees for any other purpose than ingress to and egress from the Premises. Nothing shall be thrown by Tenant, its clerks, servants, agents, visitors or licensees, out of the windows or doors, or into the entries, passages, escalators, elevators or staircases of the Building. Landlord reserves entire control of the sidewalks, entries, passages, escalators, elevators, staircases, and corridors which are not expressly included within this Lease, and shall have the right to make such repairs, replacements, alterations, additions, decorations and improvements and to place such signs and appliances therein, as it may deemed advisable, provided that ingress to and egress from the Premises is not unduly impaired thereby.
6.	Tenant shall use and cause any third party to use the facilities designated by landlord to receive, deliver, or move any material, furniture or equipment within, in or out of the Premises or the Building, as the case may be.
7.	Landlord shall have the right to prohibit any advertising of or by Tenant, which in its opinion, tends to impair the reputation of the Building or its desirability as a building for offices or for financial, insurance and other institutions and businesses of a like nature. Upon written Notice from landlord, Tenant shall refrain from or discontinue such advertising.
8.	No sign, advertisement or notice shall be inscribed, painted or affixed on any part of the outside or inside of the Building, except on the directories and doors of offices, and then only of such size, color and style as Landlord shall determine and approve.

9.	The sashes, sash-doors, windows, glass doors and the lights and skylights that reflect or admit light into the halls or other places in the Building shall not be covered or obstructed, nor shall anything, whether books, packages, flower pots or any other articles whatsoever, be placed upon or hung from the window sills. Without limiting the generality of the foregoing, Tenant shall not apply or attach to the windows of the Premises any material, substance or thing, of any nature whatsoever and shall specifically refrain from applying any film, solar or otherwise, to the said windows.
10.	Tenant shall not sell or permit the sale of retail, of newspapers, magazines, periodicals, theatre tickets, lottery tickets or such articles as are customarily sold in tobacco shops, soda fountains or lunch counters, or any other goods, wares or merchandise whatsoever, in or from the Premises. Tenant shall not carry on or permit or allow any employee or other person to carry on the business of a restaurant, a cafeteria, a cocktail lounge, or food or beverages delivery or sale, or any business other than that specifically provided for in this lease.
11.	Tenant shall not allow smoking in the interior Common Areas (including without limitation in staircases, washrooms, and emergency exits), except in areas, if any, expressly designated by Landlord for such purpose. Tenant is encouraged to adopt a similar non-smoking policy in respect of the Premises. If Tenant allows smoking in the Premises, Tenant shall be responsible for complying with all applicable laws and for the installation, at its cost, of an adequate ventilation system, to Landlord’s satisfaction.
12.	Deleted.
13.	Tenant shall not mark, paint, drill into or in any way deface the walls, ceilings, partitions, floors, woods, stone or iron work, or any other appurtenances to the Premises.
14.	Tenant shall not install window shades of any color other than the typical colors from time to time approved by Landlord. Tenant shall not install curtains or Venetian blinds without the approval of Landlord.
15.	Tenant shall not lay linoleum, rubber, cork or other floor covering so that the same shall come in direct contact with the floor, and if linoleum, rubber, cork or other floor covering is desired to be used, an interlining of builder’s deadening felt shall be the first affixed to the floor by a paste or other adhesive which may be readily removed with water.
16.	The water and wash closets and urinals shall not be used for any other purpose than the purposes for which they were respectively constructed, and the expense of any breakage, stoppage, or damage resulting from a violation of this rule by Tenant or its clerks, agents, servants, visitors or licensees, shall be borne by Tenant.
17.	If any apparatus used or installed by Tenant requires a permit as a condition for installation, Tenant must file such permit with Landlord.

18.	All persons entering and leaving the Building between the hours of 7:00 P.M. and 8:00 A.M. on business days, and all persons entering and leaving the Building on Saturdays, Sundays and holidays, shall register with Landlord in a manner established from time to time by Landlord. Between the hours of 7:00 P.M. and 8:00 A.M. on business days, and on Saturdays, Sundays and holidays, Landlord will have the right to prevent any person from entering or leaving the Building unless provided with a key or an electronic pass to the Premises to which such person seeks entrance, or a pass issued and signed by Tenant upon the letterhead of Tenant and countersigned by Landlord. Any persons found in the Building at such times without such keys or passes will be subject to the surveillance of the employees and agents of Landlord. This rule is made for the protection of Tenant, but Landlord shall be under no responsibility for failure to enforce it.
19.	Landlord shall have power to prescribe the weight and position of safes and other heavy equipment, which shall be placed and stood only on such plank strips or skids or element of the structure, as landlord may prescribe, to distribute the weight properly. All damage done to the Building by taking in or moving out a safe or any other Article of Tenant’s equipment or merchandise, or due to its being on the Premises, shall be repaired at the expense of Tenant. The moving of safes shall occur only during such hours as Landlord may from time to time establish and upon previous Notice to Landlord, and the persons employed to move the safes in and out of the Building must be acceptable to landlord. Safes will be moved through the halls and corridors only upon steel hearing plates. No freight or bulky matter of any description will be received into the Building or carried in the elevators, except during hours approved by Landlord.
20.	Notice shall be given by Tenant to landlord with respect to Tenant’s intention to place any heavy material or thing within the Premises and all details and specifications thereof shall be supplied to Landlord’s structural engineers for its approval. Any and all engineer’s costs for consultation shall be borne by Tenant.
21.	Tenant agrees to observe all reasonable Rules and Regulations regarding the security and protection of the Building and the tenants thereof including without limitation the right of Landlord to search the Person of and/or any Article carried by any Person entering or leaving the Building.
22.	The Tenant shall not bring into or store in the Premises any inflammable liquid or dangerous or explosive materials, or cleaners, solvents or other chemicals or matters which may be considered as pollutants or contaminants or as hazardous wastes under any laws, by-laws, ordinances or regulations, or any items or fixtures that, by reason of their nature, weight, size or use, may constitute a nuisance (including, without limitation, noises, vibrations or offensive odors) or damage or endanger any part of the Building.
23.	Tenant agrees that the Rules and Regulations hereinabove stipulated, and such other and further Rules and Regulations as Landlord may make, being in its judgment needful for the reputation, safety, care or cleanliness of the Building and Premises, or the operation, maintenance or protection of the Building and its equipment, or the comfort of tenants, shall be faithfully observed and performed by Tenant, and by its clerks, servants, agents, visitors and licensees. Landlord shall have the right to change said rules and to waive in writing or otherwise, any or all of the said rules in respect of any one or more tenants, and Landlord shall not be responsible to Tenant for non-observance or violation of any of aid Rules and Regulations shall not be deemed to limit any obligation or provision of this Lease to be performed or fulfilled by Tenant.

SCHEDULE “E”
ACCEPTANCE FORM

NAME OF OWNER OR OF HEAD OFFICE		AMOUNT RECEIVABLE NUMBER

NAME AND NUMBER OF TENANT	DATE OF LEASE	MONTHLY CHARGES

ADDRESS OF PREMISES		DATE OF LAST RENT PAYMENT

ADDRESS OF HEAD OFFICE		BANK ACCOUNT NUMBER

TRANSIT NUMBER	BANK AND BRANCH

NAME APPEARING IN BANK RECORDS

SIGNATURE OF TREASURER

APPLICATION FOR PARTICIPATION
IN THE PRE-AUTHORIZED PAYMENT PROGRAM
I hereby authorize                                          and/or The Royal Bank of Canada to debit my account at the financial institution described hereinbelow, in accordance with the AUTHORIZATION TO PAY found below, in order to remit the amounts payable pursuant to the lease agreement between                                          and                                          . Please include a sample check from your bank or your trust company.
AUTHORIZATION TO HONOR MY CHECKS

NAME OF BANK:

BRANCH AND ADDRESS:

I hereby request and authorize you to pay and debit from my account, at your branch or at any other branch of your institution where my account might be transferred, all checks drawn on your institution in my name and payable to the order of TIRZEC HAHN CORPORATION, which are presented to you for payment or any amount specified on any magnetic tape or other computer tape for remittal to, as the case may be, or the Royal Bank of Canada.

As consideration for our services hereunder, it is agreed that your handling of each check and/or computer tape, and your rights regarding such checks, shall be the same as if they were personally signed by me, asking you and authorizing you to pay such sums and to credit them to the beneficiary by debiting my account, and any failure to pay them shall not give rise to any liability on your part, whatever the loss or damage suffered.
If the above-mentioned financial institution is not one subject to the Bank Act (Canada), the word “check” as used in the present authorization shall include the word “order” which would be a check within the meaning of Section 165 of the Bills of Exchange Act (Canada).
Any delivery to you of the present authorization shall constitute a delivery by the undersigned.
Signed this day                                          of                                           , 200 ___.
(The signature must be the same as the one appearing on the signature card of the financial institution in question.)

Authorized signature(s)